Exhibit 4.1

Execution Version

Published CUSIP Number: 16525EAB7

CREDIT AGREEMENT

Dated as of November 3, 2011

among

CHESAPEAKE OILFIELD OPERATING, L.L.C.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Syndication Agent and L/C Issuer,

CITIBANK, N.A.,

SUNTRUST BANK AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Co-Documentation Agents

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Joint Lead Arrangers and Joint Book Managers

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

i	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	63
4.02	Conditions to all Credit Extensions	67

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	68
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	68
5.04	Binding Effect	69
5.05	Financial Statements; No Material Adverse Effect	69
5.06	Litigation	69
5.07	No Default	70
5.08	Ownership of Property; Liens; Investments	70
5.09	Environmental Compliance	71
5.10	Insurance	72
5.11	Taxes	72
5.12	ERISA Compliance	72
5.13	Subsidiaries; Equity Interests; Loan Parties	73
5.14	Margin Regulations; Investment Company Act	73
5.15	Disclosure	74
5.16	Compliance with Laws	74
5.17	Intellectual Property; Licenses, Etc.	74
5.18	Solvency	74
5.19	Casualty, Etc.	75
5.20	Labor Matters	75
5.21	Collateral Documents	75

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	75
6.02	Certificates; Other Information	77
6.03	Notices	79
6.04	Payment of Obligations	79
6.05	Preservation of Existence, Etc.	80
6.06	Maintenance of Properties	80
6.07	Maintenance of Insurance	80
6.08	Compliance with Laws	80
6.09	Books and Records	80
6.10	Inspection Rights	81
6.11	Use of Proceeds	81
6.12	Covenant to Guarantee Obligations and Give Security	81
6.13	Environmental Laws	83
6.14	Certain Contracts	84
6.15	Designation and Conversion of Unrestricted Subsidiaries	84

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	85
7.02	Indebtedness	86
7.03	Investments	87
7.04	Fundamental Changes	88
7.05	Dispositions	89
7.06	Restricted Payments	89
7.07	Change in Nature of Business	90
7.08	Transactions with Affiliates	90
7.09	Burdensome Agreements	91
7.10	Use of Proceeds	91
7.11	Financial Covenants	91
7.12	Amendments of Documents	92
7.13	Accounting Changes	92
7.14	Prepayments, Etc. of Indebtedness	92
7.15	Amendment, Etc. of Indebtedness	92
7.16	Material Contracts	92
7.17	Leases	93
7.18	Swap Contracts	93

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	93
8.02	Remedies upon Event of Default	96
8.03	Application of Funds	97

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	98
9.02	Rights as a Lender	98
9.03	Exculpatory Provisions	99
9.04	Reliance by Administrative Agent	100
9.05	Delegation of Duties	100
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	101
9.08	No Other Duties, Etc.	102
9.09	Administrative Agent May File Proofs of Claim	102
9.10	Collateral and Guaranty Matters	102
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	103

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

ARTICLE X
MISCELLANENOUS

10.01	Amendments, Etc.	104
10.02	Notices; Effectiveness; Electronic Communications	105
10.03	No Waiver; Cumulative Remedies; Enforcement	107
10.04	Expenses; Indemnity; Damage Waiver	108
10.05	Payments Set Aside	110
10.06	Successors and Assigns	110
10.07	Treatment of Certain Information; Confidentiality	115
10.08	Right of Setoff	116
10.09	Interest Rate Limitation	117
10.10	Counterparts; Integration; Effectiveness	117
10.11	Survival of Representations and Warranties	117
10.12	Severability	117
10.13	Replacement of Lenders	118
10.14	Governing Law; Jurisdiction; Etc.	118
10.15	Waiver of Jury Trial	119
10.16	No Advisory or Fiduciary Responsibility	120
10.17	Electronic Execution of Assignments and Certain Other Documents	120
10.18	USA PATRIOT Act	120
10.19	Time of the Essence	121
10.20	ENTIRE AGREEMENT	121

SIGNATURES		S-1

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

SCHEDULES

1.01A	Transaction Documents
2.01	Commitments and Applicable Percentages
5.05	Material Indebtedness
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09(d)	Material Environmental Judicial Proceedings or Governmental or Administrative Actions
5.09(f)	Operational Compliance with Environmental Laws
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.15	Unrestricted Subsidiaries
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G	Security Agreement

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 3, 2011, among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Syndication Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $500,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Applicable Fee Rate” means, at any time, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2011, 0.500% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Lease-Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate

Pricing Level	Consolidated Lease- Adjusted Leverage Ratio	Commitment Fee
1	< 1.0:1	0.375%
2	≥ 1.0:1	0.500%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Lease-Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2011, the applicable percentage rate set forth below for Pricing Level 3 and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Lease-Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Lease- Adjusted Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	< 1.0:1	2.00%	1.00%
2	≥ 1.0:1 but < 2.0:1	2.25%	1.25%
3	≥ 2.0:1 but < 3.0:1	2.50%	1.50%
4	≥ 3.0:1	2.75%	1.75%

2	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Lease-Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Credit Agricole CIB, each in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited combined balance sheet of the Predecessors for the fiscal years ended December 31, 2010 and December 31, 2009 and the related combined statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Predecessors, including the notes thereto.

“Availability Period” means, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

3	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Swing Line Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing , as the context may require.

“Business” has the meaning given in Section 5.09(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuers or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) such L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

4	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (i) is a Lender that is a party to a Cash Management Agreement on the Closing Date or (ii) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or

5	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which:

(a) at any time prior to the creation of a Public Market: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Chesapeake Energy; or (ii) the board of directors of Chesapeake Energy shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or (iv) the Designated Holders shall not Control Parent; or (v) the Designated Holders shall not be, directly or indirectly, the beneficial owners (as defined above) of a majority of each class of outstanding Equity Interest of Parent; or

(b) at any time after the creation of a Public Market: (i) the Designated Holders shall cease to be, directly or indirectly, the beneficial owners (as defined above) of a majority of each class of outstanding Equity Interests of the Parent free and clear of all Liens; or (ii) any “person” or “group” (as such terms are defined above), other than the Designated Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined above), directly or indirectly, of more than 35% of the outstanding common stock of the Parent; or (iii) the board of directors, board of manager or similar governing body of the Parent shall not consist of a majority of Chesapeake Energy Designees; or

(c) at any time, whether before or after the creation of a Public Market, Parent shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the Equity Interests of the Borrower free and clear of all Liens, other than Liens securing the Obligations.

“Chesapeake Energy” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Chesapeake Energy Designees” means those voting members of the board of directors or board of managers (as applicable) of the Parent who are designated or appointed solely by Chesapeake Energy or its wholly owned Subsidiaries, excluding any directors or managers who may be designated or appointed by Chesapeake Energy or its wholly owned Subsidiaries but are designated or appointed (i) to satisfy or comply with any regulation or rule of any applicable governmental authority or regulating entity, including, without limitation, those of any regulatory

6	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

agency, securities commission or stock exchange relating to independent directors or (ii) pursuant to any contractual obligations or otherwise to represent, in whole or in part, the interests of any Person other than Chesapeake Energy or its wholly owned Subsidiaries.

“Chesapeake Equipment Finance” means Chesapeake Equipment Finance, L.L.C. an Oklahoma limited liability company.

“Chesapeake Operating” means Chesapeake Operating, Inc. an Oklahoma corporation.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, in either case.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of the following values of the following assets of the Loan Parties, to the extent directly owned by, and in the possession of (other than rental equipment in the possession of renter), the Loan Parties: (i) 100% of the appraised orderly liquidation value (as set forth in an appraisal reasonably acceptable to the Administrative Agent rendered not more than 90 days prior to the date of determination) of the drilling rigs, (ii) 100% of the actual cost (in connection with a determination on the Closing Date) or 100% of the appraised orderly liquidation value (in connection with a determination after the Closing Date, as set forth in an appraisal reasonably acceptable to the Administrative Agent rendered not more than 90 days prior to the date of determination) of hydraulic fracturing and/or pressure pumping equipment, (iii) 80% of the net book value of the Loan Parties’ cranes, trucking and hauling equipment, oilfield tool rental inventory, drill pipe and other oilfield inventory and equipment (other than drilling rigs and hydraulic fracturing and/or pressure pumping equipment), as of such date (excluding inventory that is obsolete, unusable or that Administrative Agent otherwise reasonably determines to not be eligible for the Collateral Coverage Ratio), and (iv) 100% of the net book value of the Loan Parties’ Eligible Receivables as of such date to (b) the Aggregate Commitments as of such date; provided that in each case, the Administrative Agent has a valid and perfected first priority security interest in such assets pursuant to the respective Collateral Documents, subject only to Liens permitted under Section 7.01(c) or (d).

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

7	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Collateral Release Period” means a period during which a Debt Rating for the Borrower is maintained by S&P at BBB—or better and a Debt Rating for the Borrower is maintained by Moody’s at Baa3 or better and no Event of Default shall have occurred which is continuing.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Revolving Credit Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Loan Parties on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Loan Parties for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Loan Parties for such Measurement Period). For purposes of determining the Consolidated Lease-Adjusted Leverage Ratio and the Consolidated Senior Secured Leverage Ratio only, and for no other purpose, if, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, any Loan Party shall have made any acquisition or Disposition of assets other than from or to another Loan Party, shall have consolidated or merged with or into any Person (other than another Loan Party), shall have disposed of the equity interests of any Loan Party other than from or to another Loan Party or shall have made any acquisition of a Person that becomes a Loan Party or shall have designated any Subsidiary as an Unrestricted Subsidiary or to not be an Unrestricted Subsidiary, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the acquisition, Disposition, consolidation, merger or designation had occurred on the first day of such period; provided however, the Borrower may elect to not make such pro forma adjustment for one or more acquisitions, Dispositions, consolidations, mergers or designations if the aggregate effect of the excluded transactions would not reasonably be expected to increase or decrease Consolidated EBITDA by more than 5%. The pro forma effect of an acquisition, Disposition, consolidation, merger or designation shall be determined (i) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and acceptable to the Administrative Agent, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA.

8	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the most recently completed Measurement Period, plus (ii) Sublease Rental Expense for such Measurement Period to (b) the sum of (i) Consolidated Interest Charges for such Measurement Period, plus (ii) Sublease Rental Expense for such Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Loan Parties on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under bankers’ acceptances, bank guaranties, and unreimbursed draws under letters of credit, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Capitalized Leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than another Loan Party, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Loan Party is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Loan Party.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Loan Parties on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Lease-Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) the product of six (6) times the Sublease Rental Expense for the most recently completed Measurement Period to (b) the sum of (i) Consolidated EBITDA for such Measurement Period plus (ii) Sublease Rental Expense for such Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Loan Parties on a consolidated basis for the most recently completed Measurement Period; provided that (a) Consolidated Net Income shall exclude the net income of any Loan Party during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Loan Party of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Loan Party during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated

9	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Net Income and (b) any income (or loss) for such Measurement Period of any Person if such Person is not a Loan Party shall be included in Consolidated Net Income only in an amount up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to a Loan Party as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (a) of this definition).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness secured by a Lien on any assets or property of any of the Loan Parties as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Tangible Assets” means, at any date of determination, the total amount of total assets included in the Loan Parties’ most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the amount of all goodwill, trademarks, patents, unamortized debt discounts and expenses and any other like intangibles reflected in such balance sheet.

“Continuing Directors” means the directors of Chesapeake Energy on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Chesapeake Energy is recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agricole CIB” means Credit Agricole Corporate and Investment Bank and its successors.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the Borrower’s corporate issuer rating as determined by S&P or the Borrower’s corporate family rating as determined by Moody’s, as applicable (collectively, the “Debt Ratings”).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

10	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified and explained in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified and explained in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets (except, in the case of immunity from attachment of assets, to the extent the liabilities of such Lender (including judgments against it) are otherwise paid out of, or payable from, a fund of a Governmental Authority which was created and is then maintained for such purpose and is funded in an amount at least sufficient to satisfy such liabilities) or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or

11	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swingline Lender and each Lender.

“Designated Holder” means each of Chesapeake Energy or any wholly owned Subsidiary of Chesapeake Energy.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Receivables” means accounts receivables of the Loan Parties the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following shall be deemed to be Eligible Receivables: (a) receivables that do not arise out of sales or rental of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business; (b) receivables payable other than in Dollars or that are otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business; (c) receivables more than 60 days past the date due; (e) receivables owing from any Person from which an aggregate amount of more than 20% of the receivables owing therefrom is more than 60 days past the date due; (f) receivables owing from any Person that has disputed liability for such receivables owing from such Person or to the extent such Person has asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; and (g) receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, Environmental Permits or similar binding governmental restrictions, in each case relating to pollution, the protection of human health or the environment, or the release of any materials or substances into the environment, including those related to Hazardous Materials or wastes, air emissions and any discharges including to land, water (surface or groundwater) or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental

12	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a) with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest

13	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Period appearing on the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 9:00 A.M., New York City time, two London Banking Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

(b) for any interest calculation with respect to a Base Rate Loan based on the Eurodollar Rate on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

(c) for any interest calculation with respect to a Swing Line Loan based on the Eurodollar Rate on any date, the rate per annum equal to the BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Bank from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, as published on the immediately preceding Business Day), for Dollar deposits (for delivery on such day) with a term equivalent to one day (or, if such next day is not a Business Day, until the next Business Day).

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent for such day in accordance with the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Rate Revolving Credit Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Base Rate.

14	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Swing Line Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, for any day during as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) maintained by a member bank of the Federal Reserve System.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue code (as of the date of this Agreement) any amended or successor provisions to the extent substantially comparable thereto, and any regulations issued thereunder or official interpretations thereof.

15	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the separate letter agreements, each dated October 11, 2011, between the Borrower and each Arranger.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

16	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means, collectively, the Guaranty made by the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic waste or substances, extremely hazardous waste, solid waste and all other pollutants, substances, wastes or contaminants of any nature or kind regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, hydrocarbons, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical waste, naturally occurring radioactive material and all other such substances or wastes of any nature or kind.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary and that does not have direct Indebtedness and does not guarantee any other Indebtedness of the Borrower or another Subsidiary in excess of $5,000,000, and, as of any applicable date of determination, has (a) assets of less than $5,000,000 and (b) annual revenues of less than $5,000,000.

17	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) for the purposes of Sections 7.01 and 7.02, net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations under Capitalized Leases of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the information memorandum dated October 2011 used by the Arrangers in connection with the syndication of the Commitments.

18	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Revolving Credit Loan, the period commencing on the date such Eurodollar Rate Revolving Credit Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited combined balance sheet of the Predecessors dated June 30, 2011, and the related combined statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date.

“Investment” means any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or the purchase of any Equity Interests, bonds, notes, debentures or other debt securities of, or any other investment in, any Person.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit issued by it.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

19	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means (a) Bank of America in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) any other Lender that the Administrative Agent may appoint as an L/C Issuer with the consent of the Borrower and the relevant Lender, which appointment may be subject to a sublimit in respect of such L/C Issuer specified by the Administrative Agent, the Borrower and such Lender. If no Letters of Credit that have been previously issued by an L/C Issuer are outstanding, the Borrower may, with the consent of Administrative Agent and such L/C Issuer, remove such Lender as an L/C Issuer. As of the Closing Date, Credit Agricole CIB has been designated as an L/C Issuer pursuant to a letter agreement dated as of the Closing Date.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

20	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean, as of any date of determination, the sum of (i) all unrestricted cash balances and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date plus (ii) the amount that the Borrower may then borrow under the unused portion of the Aggregate Commitments under this Agreement and at the same time be in compliance with each of the covenants, terms and conditions of this Agreement, including the covenants set forth in Section 7.11, after giving effect to such incurrence of Indebtedness.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, and (f) each Issuer Document.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and each Immaterial Subsidiary.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Services Agreement” the Master Services Agreement dated October 25, 2011 by and between Chesapeake Operating and the Subsidiaries or Affiliates of Chesapeake Operating from time to time party thereto and the Borrower, on behalf of itself and its direct and indirect subsidiaries listed thereon, and each replacement thereof, or other master services agreement entered into related to services provided by the Borrower and/or its Subsidiaries for Chesapeake Operating or any of its Subsidiaries or Affiliates (other than the Borrower and its Subsidiaries), but shall expressly not include the Material Contracts.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

21	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Material Contract” means each of (a) the Services Agreement dated ) October 25, 2011 by and between Chesapeake Operating and the Borrower on behalf of itself and its direct and indirect wholly owned subsidiary companies; and (b) the Administrative Services Agreement dated October 25, 2011 by and between the Borrower and Chesapeake Operating.

“Maturity Date” means November 3, 2016; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or the Predecessors, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Nomac” means Nomac Drilling, L.L.C., an Oklahoma limited liability company.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint

22	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” means Chesapeake Oilfield Services, L.L.C., an Oklahoma limited liability company.

“Parent Debt” has the meaning specified in Section 4.01(a)(xviii).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

23	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Predecessors” has the meaning specified in Section 1.03(a).

“Primary Lease” means each lease of drilling rigs or other equipment by Chesapeake Equipment Finance and the lessors party thereto (including any master lease agreement, and each schedule, addendum or related document) which covers any equipment that is subject to a Sublease between Chesapeake Equipment Finance and Nomac or any other Loan Party.

“Properties” has the meaning specified in Section 5.09(a).

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if a public offering of the Equity Interests of the Parent has been consummated, and Equity Interests of the Parent have been distributed, by means of an effective registration statement under the Securities Act of 1933, as amended.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

24	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Revolving Credit Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 7.3 of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of

25	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose) as defined in any instrument governing any material Indebtedness of Chesapeake Energy, including, without limitation, the indentures, if any, governing the Indebtedness of Chesapeake Energy outstanding on the date hereof.

“Sublease” means each lease of drilling rigs or other equipment between Chesapeake Equipment Finance and Nomac or any other Loan Party.

“Sublease Rental Expense” means for any Measurement Period, rentals payable, to the extent deducted in calculating Consolidated Net Income for such Measurement Period, under those operating leases of equipment (a) leased on the Closing Date under the Subleases (including any leases in respect of the same equipment entered into after the Closing Date) or (b) leased after the Closing Date from Chesapeake Energy Finance or another Affiliate of Chesapeake Energy.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower other than Immaterial Subsidiaries and Unrestricted Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

26	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means collectively (i) the documents referenced on Schedule 1.01A by and among, Parent, the Borrower and Chesapeake Operating, (ii) the Lease Assignments, (iii) the Subleases and (iv) other documents and agreements delivered pursuant to or in connection with any of the foregoing.

27	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated an Unrestricted Subsidiary pursuant to Section 6.15.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“Withholding Agent” means the Borrower and the Agent.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and

28	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. The references to the Consolidated financial results of the Loan Parties (including Consolidated Net Income, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Rental Expense) that relate to any period prior to the closing of the Transaction shall be to such historic information for the entities (the “Predecessors”) that are listed as the Predecessors to the Borrower in the notes to the Audited Financial Statements, determined in manner consistent with the Audited Financial Statements and the quarterly financial statements referred to in Section 5.05(b).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

29	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

30	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Revolving Credit Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or email. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Credit Loans or of any conversion of Eurodollar Rate Revolving Credit Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Revolving Credit Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. It is understood that a Committed Loan Notice may be signed by: (i) means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (ii) by another officer of the Borrower who has been authorized to make such request and for which the Administrative Agent has received such documentation as it may reasonably request regarding such authorizations and specimen signature. Each Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Credit Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Revolving Credit Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Revolving Credit Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Revolving Credit Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall

31	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent at the Borrower’s option either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Revolving Credit Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Revolving Credit Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Revolving Credit Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Revolving Credit Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Revolving Credit Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s

32	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise entitled to be compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

33	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents, if any, to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment

34	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

35	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by a L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

36	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

37	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the respective L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

38	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in

39	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum specified in the Fee Letters, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at

40	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone or email. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. It is understood that a Swing Line Loan Notice may be signed by: (a) means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (b) by another officer of the Borrower who has been authorized to make such request and for which the Administrative Agent has received such documentation as it may reasonably request regarding such authorizations and specimen signature. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:30 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate

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Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence,

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event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Revolving Credit Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Revolving Credit Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Revolving Credit Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is

43	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and/or L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory. If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Commitment under this Section 2.06. Upon any reduction

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of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Revolving Credit Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Revolving Credit Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof on each day at a rate per annum equal to the applicable Eurodollar Rate for such day plus the Applicable Rate; provided, however, that if the Swing Line Lender determines that Dollar deposits are not being offered to banks in the London interbank eurodollar market for any day in such amount, or that it is not able to determine such rate for any day or to maintain Swing Line Loans at such rate for any day, or that such rate does not adequately and fairly reflect the cost to the Swing Line Lender of funding such Loan, each Swing Line Loan shall bear interest on the outstanding principal amount thereof on such day at a per annum rate equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, without duplication, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans determined by reference to the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Lease-Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Lease-Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided that if such demand is made after the time the Borrower may request funding of available amounts of Base Rate Loans or Swing Line Loans, such payment by the Borrower shall not be due until the next succeeding Business Day. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

48	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

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2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Increase in Commitments. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $400,000,000; provided that (i) any such request for an increase shall be in a

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minimum amount of $25,000,000 and (ii) the Administrative Agent shall have approved such request (such approval not to be unreasonably withheld or delayed). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As conditions precedent to such increase (i) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) at the time of and after giving effect to such increase in the Aggregate Commitments, the Collateral Coverage Ratio is not less than 1.50:1.00 (including giving effect to any determinations by the Administrative Agent referred to in the definition thereof), (iii) no Default exists, (iv) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, the conditions set forth in the preceding in clauses (i), (ii) and (iii) are true and correct and have been satisfied on and as of the Revolving Credit Increase Effective Date (and demonstrating such satisfaction of the conditions to the reasonable satisfaction of the Administrative Agent. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

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(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15 Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Administrative Agent or a L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, a L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America which, in the case of Cash Collateral provided by any Loan Party, shall be interest bearing deposit accounts. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

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(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or the Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to a L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by a L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit issued by such L/C Issuer; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a

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payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters

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of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or a L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or a L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or a L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing

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authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in (ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

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(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 147 1(b)(3)(C)(i) of the Code) and such documentation as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withheld from such payment. For purposes of this Section 4.6(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant

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Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, any Lender or any L/C Issuer be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent, any Lender or any L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, any Lender or any L/C Issuer would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

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3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Revolving Credit Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Revolving Credit Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Revolving Credit Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal,

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interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

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3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver made in compliance with Section 10.01) of the following conditions precedent on the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied, if applicable, by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

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(iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably satisfactory to the Administrative Agent and its counsel and covering the properties identified to be mortgaged on Schedules 5.08(c) and (d) (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) landlord agreement in respect of leasehold interests providing for estoppels, access and liens waiver,

(C) evidence of the insurance required by the terms of the Mortgages,

(D) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v) a pledge agreement, in form reasonably satisfactory to the Administrative Agent and its counsel (the “Pledge Agreement”), duly executed by Parent, together with:

A) certificates, if any, representing the Equity Interests in Borrower accompanied, if applicable, by undated stock powers executed in blank,

(B) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdiction of Parent’s organization that name Parent as debtor, together with copies of such other financing statements,

(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(D) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

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(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Commercial Law Group, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or Arrangers may reasonably request;

(ix) a favorable opinion of Thompson & Knight LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Documents as the Administrative Agent or Arrangers may reasonably request;

(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(d) and (e) and Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the December 31, 2010 Audited Financial Statements (other than as may be reflected in the Interim Financial Statements) that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) a calculation of the Consolidated Lease-Adjusted Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date, giving pro forma effect to the initial Credit Extension, as applicable; and (D) a calculation of the Collateral Coverage Ratio;

(xi) forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2011 through 2016;

(xii) copies of Material Contracts and other material agreements of the Borrower and, if applicable, its Subsidiaries, in each case reasonably acceptable in form and substance to the Administrative Agent and Lead Arrangers;

(xiii) Lien searches reasonably requested by Administrative Agent and Lead Arrangers;

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(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv) new equipment appraisals by independent appraisers as ordered by Administrative Agent and Lead Arrangers providing values for drilling rigs representing not less than 80% of the drilling rigs owned by the Borrower and its Subsidiaries;

(xvi) evidence that the Collateral Coverage Ratio on the Closing Date (including giving effect to any determinations by the Administrative Agent referred to in the definition thereof) is not less than 1.50:1.00;

(xvii) evidence reasonably satisfactory to the Administrative Agent and the Arrangers, that after giving effect to the Transaction Documents, Borrower and its Subsidiaries have acquired fee title to, have been assigned leasehold title to, or have subleases of, at least 95% of all drilling rigs owned by Nomac prior to the closing of the Transaction;

(xviii) the Indebtedness owing by Parent to Chesapeake Energy (“Parent Debt”) is non-recourse to the Borrower and its Subsidiaries and evidenced by the form of document approved by the Arrangers prior to the Closing Date;

(xix) evidence that all third-party Indebtedness (including outstanding seller financing) of the Parent and the Borrower and its Subsidiaries, other than the Parent Debt, have been paid in full and all Liens (other than Liens permitted by Section 7.01) have been discharged; and

(xx) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Arrangers, any L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) (i) Each Loan Party shall have received all governmental, partner and third party consents and approvals necessary for the consummation of the Transactions and transactions contemplated by this Agreement, which consents and approvals are in full force and effect, (ii)

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no order, decree, judgment, ruling or injunction exists which restrains the consummation of the Transactions or transactions contemplated by this Agreement, and (iii) there is no pending, or to the knowledge of the Borrower or any of its Subsidiaries, threatened, action, suit, investigation or proceeding that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have an adverse effect upon the ability of any Loan Party to consummate the Transaction or the transactions contemplated by this Agreement.

(e) True, complete and correct copies of the fully executed counterparts of each of the Transaction Documents and Material Contracts shall have been provided to the Administrative Agent. Parent, the Borrower and each of their Subsidiaries shall have been designated as “Unrestricted Subsidiaries” under the applicable credit agreements of Chesapeake Energy and all guarantees by Parent, the Borrower and each of their Subsidiaries of Indebtedness, obligations and liabilities of Chesapeake Energy and its Subsidiaries and Affiliates (other than the Loan Parties) shall have been validly released.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Material Contracts to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and each Material Contract to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens permitted hereunder) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Contract, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

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5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the combined financial condition of the Predecessors as of the date thereof and their combined results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Predecessors as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the combined financial condition of the Predecessors as of the date thereof and their combined results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the December 31, 2010 Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (other than as may be reflected in the Interim Financial Statements).

(d) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

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5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

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5.09 Environmental Compliance. (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and, to the knowledge of the Borrower or any of its Subsidiaries, have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that collectively may or have given rise to any material Environmental Liability.

(b) Neither the Borrower nor any of its Subsidiaries has received or is aware of any written, or to the knowledge of the Borrower or any of its Subsidiaries, oral notice of violation, alleged violation, non-compliance, liability or potential liability arising under or related to any Environmental Law or Environmental Permit with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), including any such liability related to any properties where the Borrower or any of its Subsidiaries provides or has provided any services, that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) None of the Borrower or any of its Subsidiaries or the Business disposed of, sent or arranged for the transportation of any Hazardous Materials at or to a site that pursuant to CERCLA, EPA has proposed to list or has listed on the NPL or, to the knowledge of the Borrower or any of its Subsidiaries, on CERCLIS or any comparable state Superfund program, and none of the of the Borrower or any of its Subsidiaries or the Business has transported from or disposed of, or generated, treated, stored, Hazardous Material on or from the Properties, or transported from or disposed of, or generated, treated, stored, Hazardous Materials on or from any properties where any of the Borrower or any of its Subsidiaries or the Business provides or has provided any services, that individually or in the aggregate has or could reasonably be expected to have resulted in a material violation of Environmental Laws or Environmental Permits.

(d) Except as set forth on Schedule 5.09(d), no material judicial proceeding or governmental or administrative proceeding is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or could reasonably be expected to be named as a party with respect to the Business or that pertains in any way to the Properties or the properties where the Borrower or any of its Subsidiaries or the Business provides or has provided any services, nor are there any material administrative or judicial consent decrees or other decrees, consent orders, or other orders outstanding under any Environmental Law or Environmental Permit with respect to the Borrower or any of its Subsidiaries or the Business or, to the knowledge of the Borrower or any of its Subsidiaries, that pertain in any way to the Properties or the properties where the Borrower or any of its Subsidiaries or the Business provides or has provided any services.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or at or from the properties where the Borrower or any of its Subsidiaries or the Business provides or has provided any services, either arising from or related to the operations of the Borrower or any of its Subsidiaries or the Business or, to the knowledge of the Borrower or any of its Subsidiaries, arising from the actions of any other Person, in each case for which Environmental Law or any Environmental Permit requires further notice or response action by the Borrower or any of its Subsidiaries or the Business that could reasonably be expected to give rise to material Environmental Liability.

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(f) Except as set forth on Schedule 5.09(f), the Borrower and all of its Subsidiaries are in material compliance with and are not in material violation of, and to the knowledge of the Borrower or any of its Subsidiaries, have in the last five years been in material compliance with and not in material violation of, all Environmental Laws and Environmental Permits, including without limitation, with respect to the Properties and all operations at the Properties, the properties where the Borrower or any of its Subsidiaries provides or has provided any services and all operations at these properties and more generally the Business.

(g) None of the Borrower or any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into the Borrower or any of its Subsidiaries or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction either did not result in the assumption of any known material Environmental Liability or could not reasonably be expected to give rise to a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance in respect of workmen’s compensation or similar statutory obligations compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) The Borrower, its Subsidiaries and each ERISA Affiliate have maintained each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

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(c) Except as could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

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(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are material and are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.

5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

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5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Loan Party to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 10 Business Days after the applicable date by which Borrower would have been required to file the same with the SEC (as if it were a non-accelerated filer under the Securities Exchange Act of 1934, as amended and without giving effect to any extension that would be available to such a filer) if a Public Market were created (commencing with the fiscal year ended December 31, 2011), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) to the extent that there are

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any Unrestricted Subsidiaries at such fiscal year end, the unaudited consolidated balance sheets of the Loan Parties as at the end of such fiscal year and the related unaudited consolidated statements of operations and cash flows of the Loan Parties for such year setting forth in each case in comparative form the figures for the previous year certified by chief executive officer, chief financial officer, treasurer or controller of as being fairly stated in all material respects;

(b) as soon as available, but in any event within 10 Business Days after the applicable date by which Borrower would have been required to file the same with the SEC (as if it were a non-accelerated filer under the Securities Exchange Act of 1934, as amended and without giving effect to any extension that would be available to such a filer) if a Public Market were created (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and, to the extent there are any Unrestricted Subsidiaries at such fiscal quarter end, the consolidated balance sheet of the Loan Parties and related unaudited consolidated statements of operations for such periods, setting forth in each case (other than for the March 31 and September 30, 2011 financial statements) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (or of the Loan Parties, if applicable) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) at the time of the delivery of information under Section 6.01(a) or (b), a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower for such period, as compared to amounts for the previous period (other than for quarters ending March 31, 2011 and September 30, 2011), in a form reasonably satisfactory to the Administrative Agent and containing information as would be provided to the holders of Parent’s Equity Interests following the creation of a Public Market; and

(d) as soon as available, but in any event no later than the required delivery date for the items in part (a) above, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein. At any time after the creation of a Public Market, delivery of information pursuant to this Section 6.01 shall not separately be required to the extent such information shall be furnished in publically filed materials of the Borrower or of the Parent with regard to the Borrower and its Subsidiaries. For purposes of this Section 6.01 only, a Public Market shall also exist if a public offering of debt securities of the Parent or Borrower has been consummated, and debt securities of the Parent or Borrower have been distributed, by means of an effective registration statement under the Securities Act of 1933, as amended.

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6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are made available to the stockholder of the Borrower or the Parent, copies of each annual report, proxy or financial statement or other official or formal report or official or formal communication sent to the stockholders of the Borrower or the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement or under or pursuant to any Transaction Document or Material Contract that relates to any breach or default by any party to any Transaction Document

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or Material Contract or any other event that could materially impair the value of the interests of the rights of any Loan Party under any Transaction Document or Material Contract or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

(i) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and

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other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being

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maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance in respect of workmen’s compensation or similar statutory obligations compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

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6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security. (a) With respect to any Subsidiary of the Borrower (other than a CFC) that is (x) a new Subsidiary created or acquired after the Closing Date by any Loan Party that is neither an Immaterial Subsidiary nor an Unrestricted Subsidiary, (y) a Loan Party that ceases to be an Immaterial Subsidiary or (z) a Subsidiary that ceases to be an Unrestricted Subsidiary, promptly (i) cause such Subsidiary (A) to become a party to the Guarantee Agreement and (B) to deliver to the Administrative Agent documents with respect to such Subsidiary, of the type described in Section 4.01(a)(vi) and (vii), and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) Promptly deliver and cause each Subsidiary Guarantor to promptly deliver, to further secure the Obligations, whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, financing statements and other Collateral Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Liens permitted under the Loan Documents, on all real or personal property now owned or hereafter acquired by such Person, together with such officers certificates and legal opinions as requested by Administrative Agent to evidence the authorization, validity and enforceability of such documents. In furtherance thereof, the Borrower shall (i) notify Administrative Agent as soon as possible but not later than one (1) Business Day after any acquisition (whether by purchase, lease or otherwise) of material assets by the Borrower or any Subsidiary and (ii) at the time of the delivery of the financial statements pursuant to Section 6.01, deliver a report reflecting any

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material assets acquired during the preceding fiscal quarter. The Borrower shall deliver such Collateral Documents requested pursuant to this Section 6.12: (i) at the time of any acquisition of material assets of the Borrower or any Subsidiary and (ii) otherwise promptly and in no event later than 60 days after a request by the Administrative Agent or such later time as may be consented to by the Administrative Agent.

(c) From time to time, execute and deliver, or cause to be executed and delivered, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports, instruments, legal opinions, certificates or documents, all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder or as the Administrative Agent may reasonably request for the purposes of correcting any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, or implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Loan Party) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(d) Upon the formation or acquisition by a Loan Party of any direct or indirect Subsidiary after the Closing Date that is a CFC, then the Borrower shall or shall cause such Loan Party, promptly after such formation or acquisition, to execute and deliver to the Administrative Agent a pledge, in form and substance satisfactory to the Administrative Agent, encumbering 66% of the Equity Interests of such CFC (other than Equity Interests of a CFC held by another CFC).

(e) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements.

(f) In the event Parent shall incur or become a guarantor or obligor of any Indebtedness of any Loan Party, the Borrower shall cause Parent to become a guarantor for purposes of this Agreement, and the Borrower shall promptly cause Parent to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and containing representations, warranties and covenants reasonably acceptable to the Administrative Agent, provided that Parent will not become a Loan Party and will not be subject to the covenants under this Agreement.

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(g) During any Collateral Release Period (i) all of the Collateral (but excluding Cash Collateral to the extent applicable) shall be released by the Administrative Agent promptly following the written request of the Borrower made to the Administrative Agent and (ii) the obligation of the Borrower to cause Loan Parties to provide Collateral pursuant to Section 6.12(a), (b) and (c) shall be suspended. If a Collateral Release Period has ceased to exist, (A) the Borrower shall cause each Loan Party to grant to secure the Obligations Liens on the assets of each Loan Party that was Collateral prior to the Collateral Release Period or that would have been subject to Liens to secure the Obligations pursuant to Section 6.12 (a), (b) and (c) had the Collateral Release Period not been in effect, and (B) the obligation of the Borrower to cause Loan Parties to provide Collateral pursuant to Section 6.12(a), (b) and (c) be reinstated and in full force and effect.

(h) Chesapeake Oilfield Finance, Inc., shall not be required to be a Subsidiary Guarantor, and shall not be treated as a Loan Party under this Agreement, and may not hold any assets or engage in any business, or conduct any activity except incidental its acting as the corporate co-issuer under an indenture governing unsecured notes permitted under Section 7.02(f).

6.13 Environmental Laws. (a) Comply, and cause each of its Subsidiaries to comply, in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete, and cause each of its Subsidiaries to conduct and complete, all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws unless being contested in good faith by appropriate proceedings that are diligently conducted in accordance with Environmental Laws.

(c) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower or any of its Subsidiaries of which it has notice, pending or threatened against any the Borrower or any of its Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its Business.

(d) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Borrower or any of its Subsidiaries in connection with its ownership or use of its properties or the conduct of its Business, relating to potential responsibility which could if adversely determined result in material fines against or liability of the Borrower or any of its Subsidiaries with respect to any investigation or clean-up of Hazardous Material at any location.

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6.14 Certain Contracts. (a) Perform and observe in all material respects the terms and provisions of each Material Contract and Sublease to be performed or observed by it, maintain each Material Contract and Sublease in full force and effect, enforce in all material respects each Material Contract and Sublease in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract and Sublease such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract and Sublease, and cause each of its Subsidiaries to do so.

(b) Perform and observe in all material respects all the terms and provisions of the Master Service Agreement to be performed by it, exercise commercially reasonable efforts to enforce in all material respects the observance and performance by each Person (other than a Loan Party) of its obligations under the Master Services Agreement and maintain the Master Services Agreement in full force and effect on terms that will not violate Section 7.08 by reason of compliance with clause (a) thereof.

6.15 Designation and Conversion of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 6.15 or thereafter in compliance with Section 6.15(b), any Person that is or becomes a Subsidiary of the Borrower shall not be classified as an Unrestricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Subsidiary of the Borrower, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary (other than Nomac, Performance Technologies, L.L.C. and any other Subsidiaries engaged in the drilling, hydraulic fracturing and/or pressure pumping businesses, including the owner or lessee, if separate from the operator, of drilling, hydraulic fracturing and/or pressure pumping equipment) if (i) immediately before and immediately after giving pro forma effect to such Investment, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such Investment, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such designation had been consummated as of the first day of the fiscal period covered thereby; (iii) such Unrestricted Subsidiary will be in compliance with Section 6.15(d), and (iv) the Borrower shall have delivered to the Administrative Agent, prior to the making such designation, a certificate of a Responsible Officer demonstrating compliance with the provisions of this Section.

(c) The Borrower may designate a Subsidiary of the Borrower to no longer be an Unrestricted Subsidiary (in order to designate it to be a Loan Party) if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the

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Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 6.12.

(d) No Unrestricted Subsidiary will be the owner or holder of Indebtedness or Equity Interests of any Loan Party nor be the beneficiary of any Lien on any property of any Loan Party (other than Liens of the type described in Section 7.01(d)) and no Loan Party shall have any outstanding Guarantee in respect of obligations of an Unrestricted Subsidiary. Upon satisfaction of the foregoing, the Administrative Agent will, and is authorized by the Lenders to, release the Unrestricted Subsidiary from the Guaranty, any other Guarantees of the Obligations, and all Collateral Documents (including all Liens against the Unrestricted Subsidiary’s property thereunder).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any other Loan Party as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(e); provided, however, that (i) such Liens shall be created substantially simultaneously with the Capitalized Lease or the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property under such Capitalized Lease or financed by such Indebtedness, (iii) the amount of Indebtedness represented by such Capitalized Lease or secured by such acquired assets shall not be increased, and (iv) the aggregate principal amount (for the Borrower and all other Group Members) of all such Capitalized Leases or other Indebtedness secured as permitted by this Section 7.01(i) shall not exceed the amount permitted under such Section 7.02(e);

(j) any interest or title of a lessor under any lease entered into by the Loan Party in the ordinary course of its business and covering only the assets so leased;

(k) any pledge of cash to secure the obligations of a Loan Party with respect to any Hedge Agreement or other obligations arising in the ordinary course of business not to exceed, at any time, an amount of cash equal to $35,000,000 in the aggregate; and

(l) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000, provided that no such Lien shall extend to or cover any Collateral.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in commodity prices, interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of a Loan Party owed to the Borrower or another Loan Party;

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(c) Indebtedness under the Loan Documents;

(d) Guarantees of the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary Guarantor;

(e) Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of 5.0% of Consolidated Tangible Assets or $75,000,000; and

(f) Indebtedness that represents unsecured senior or subordinated notes issued by the Borrower and, if applicable, Chesapeake Oilfield Finance, Inc. as a co-issuer of such notes, and unsecured Guarantees thereof by the Subsidiary Guarantors; provided that (A) no principal amount of such Indebtedness matures earlier than twelve (12) months after the Maturity Date, (B) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist, including compliance with the financial condition covenants under Section 7.11, and (C) the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the foregoing requirements of this Section 7.02(f), including calculations with supporting detail regarding the financial condition covenants under Section 7.11, together with such other evidence of compliance with the foregoing requirements of this Section 7.02(f) as the Administrative Agent may reasonably request; and any refinancings, refundings, renewals or extensions of any notes outstanding under this Section 7.02(f) that comply with the provisions of this Section 7.02(f); provided further that Indebtedness in respect of the senior notes issued by the Borrower and Chesapeake Oilfield Finance, Inc. on or prior to the Closing Date and unsecured Guarantees of such notes by the Subsidiary Guarantors shall be deemed to be permitted by this Section 7.01(f).

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.02;

(e) Investments existing on the date hereof (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 5.08(e);

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(f) the acquisition of Equity Interests in any Person (including as a result of a merger or consolidation); provided that immediately before and immediately after giving pro forma effect to any such acquisition, no Default shall have occurred and be continuing, and upon the consummation thereof, such Person will be a Loan Party; and

(g) Investments not otherwise permitted under Sections 7.03(a) through (f) (including Investments in a Subsidiary designated as Unrestricted Subsidiaries (measured as the book value of assets of such Subsidiary upon its designation as an Unrestricted Subsidiary) plus Investments in the form of, or pursuant to, joint venture and partnership agreements) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 7.03(g) that are at the time outstanding, do not exceed the greater of $150,000,000 or 5.0% of Consolidated Tangible Assets.

provided that in respect of any Investment under Section 7.03(f) or (g), (i) immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing and the Borrower and the Loan Parties shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby, (ii) each line of business of the Person shall be a line of business permitted to be conducted by the Loan Parties under Section 7.07, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this paragraph have been satisfied or will be satisfied on or prior to the consummation of such acquisition;

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

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(d) in connection with any acquisition permitted under Section 7.03(f) or (g), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory or Cash Equivalents in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.04; and

(f) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed 5% of Consolidated Tangible Assets; and

(g) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(f).

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(g) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

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(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Subsidiary Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) so long as (i) no Default shall exist prior to or immediately after giving effect thereto, (ii) the Borrower is in compliance with each of the covenants set forth in Section 7.11 after giving effect thereto and to any concurrent incurrence of Indebtedness and (iii) the Liquidity shall not be less than $100,000,000 immediately after giving effect thereto, the Borrower may pay cash distributions to Parent with the proceeds received from the issuance of Indebtedness permitted by Section 7.02(f) to the extent such distribution is used for repayment of the Parent Debt; and

(e) so long as (i) no Default shall exist prior to or immediately after giving effect thereto, (ii) the Borrower is in compliance with each of the covenants set forth in Section 7.11 after giving effect thereto and to any concurrent incurrence of Indebtedness and (iii) the Liquidity shall not be less than $100,000,000 immediately after giving effect thereto, the Borrower may declare or pay cash distributions to the holders of its Equity Interests or purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that after giving effect thereto, the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made after the Closing Date under this Section 7.06(e) shall not exceed the sum of (A) $100,000,000 plus (B) 50% of Consolidated Net Income for the period (treated as a single calculation period) from September 30, 2011 to the most recent fiscal quarter end prior to the date of determination.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or to any onshore United States oilfield service business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions (including the Master Services Agreement and Transactions thereunder) in the ordinary course of business on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) the Transaction Documents and the Transactions; (c) the Material Contracts and the transactions contemplated thereby; and (d) the Subleases.

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7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or any negative pledge in the indenture governing Indebtedness issued pursuant to Section 7.02(f) , so long as such negative pledge does not restrict Liens securing the Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants. (a) Consolidated Lease-Adjusted Leverage Ratio. Permit the Consolidated Lease-Adjusted Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Lease-Adjusted Leverage Ratio
Closing Date through March 31, 2013	4.00 to 1.00
June 30, 2013 and each fiscal quarter thereafter	3.75 to 1.00

(b) Consolidated Senior Secured Leverage Ratio. At any time, other than during a Collateral Release Period, permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.00 to 1.00.

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(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through March 31, 2013	2.50 to 1.00
June 30, 2013 and each fiscal quarter thereafter	2.75 to 1.00

7.12 Amendments of Documents. Amend any of its Organization Documents except in connection with a transaction permitted by Section 7.04 or 7.05.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, and (b) repayments or redemptions of Indebtedness incurred as permitted by Section 7.02(f) with the proceeds of new Indebtedness incurred as permitted by Section 7.02(f).

7.15 Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of Indebtedness incurred as permitted by Section 7.02(f) except under terms permitted by such Section 7.02(f).

7.16 Material Contracts. (i) Cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), or (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, or breach or default in any material respects its obligations under any Material Contract or waive any breach of or default under any Material Contract, or take any action (or omit to take any action) in connection with any Material Contract that, in the case of any matter under this clause (ii), would (A) materially change in any adverse respect the terms of the Services Agreement governing the minimum utilization of services or at

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market rates for services provided by Loan Parties, or (B) impair in any material respect the value of the interests or rights of the Borrower or Subsidiaries thereunder or the interest or rights of the Administrative Agent and/or Lenders hereunder, if any, or under any other Loan Document.

7.17 Leases. (i) Cancel or terminate any Sublease (or consent to or accept any cancellation or termination thereof) except in connection with the purchase of the underlying equipment by a Loan Party or (ii) fail to pay any rental due under any Sublease, beyond any period of grace provided for in such Sublease or (iii) fail to perform or provide evidence of performance of any material obligation (other than the payment of rentals) under any Sublease or suffer any material default to exist under any Sublease, in each case beyond any period of grace provided for in such Sublease or (iv) amend or otherwise modify any Sublease or give any consent, waiver or approval thereunder, or waive or acquiesce to any material breach of or default under any Sublease, or take any action (or omit to take any action) in connection with any Sublease that, in the case of any matter under this clause (ii), would (A) materially change in any material adverse respect the terms of any Sublease or the terms of any Primary Lease that affects any Sublease, or (B) impair in any material respect the value of the interests or rights of the Borrower or Subsidiaries thereunder.

7.18 Swap Contracts. Be a party to or in any manner be liable on any Hedging Contract, except Swap Contracts entered into with the purpose and effect of hedging of interest rates or currency risks or fuel or other commodity price risks of the Loan Parties; provided that at all times such Swap Contract: (i) hedge or mitigate risks to which any Loan Party has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Borrower’s board or similar governing body from time to time, and (iii) do not subject the Loan Parties to material speculative risk.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11, or Article VII; or

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(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or Section 8.01(o) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness in excess of the Threshold Amount to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

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(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A minus” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof or as provided in Section 6.12(g)) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(m) Chesapeake Equipment Finance. There occurs a default (howsoever defined) under the Primary Leases of Chesapeake Equipment Finance; or

(n) Material Contracts. (i) any Loan Party (A) has failed to make payment within thirty (30) days after the due date of one or more amounts under the Material Contracts, or (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Contract, the effect of which failure under this clause (B) is to cause, or to permit any Person to terminate any Material Contract or any material rights and benefits of such Loan Party under such Material Contract; or (ii) any Person party to a Material Contract or Master Services Agreement other than a Loan Party (A) has failed to make payment when due of one or

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more amounts under any Material Contract or Master Services Agreement, (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Contract or Master Services Agreement, the effect of which failure under this clause (B) is to cause, or to permit any Loan Party to terminate any Material Contract or Master Services Agreement, (C) fails to make any payment when due (whether due because of scheduled maturity, required prepayment provisions or otherwise) on any Indebtedness of such Person and, in each case, such failure relates to Indebtedness having a principal amount of $75,000,000 or more, or any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, in each case if the effect of such failure, event or condition is to permit the acceleration of the maturity of such Indebtedness or (D) permits any of the events described in paragraph (f) of this Section 8.01 to occur with respect to such Person; or (iii) any assignment or transfer of rights or obligations in respect of any Material Contract occurs in violation of the terms of any Material Contract, as such terms exist on the date of this Agreement, or any consent to any such assignment or transfer is given under any Material Contract without the approval of Required Lenders.

(o) Environmental Default. Any failure of the Borrower or any of its Subsidiaries or the Business or any of the Properties to be in compliance with Environmental Laws or Environmental Permits or the existence of any Environmental Liability, in any case, without regard to the Person causing such failure or liability or when the event(s), fact(s) or circumstance(s) that caused failure or liability initially occurred, in each case, that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all

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interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by it to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

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Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless

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otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the

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other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as a L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B)

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obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) belonging to any Subsidiary designated as an Unrestricted Subsidiary in compliance with Section 6.15 or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person is designated an Unrestricted Subsidiary in compliance with Section 6.15 ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law of the United States, such Lender shall notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

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ARTICLE X

MISCELLANENOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent if expressly provided in this Agreement) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders and the Borrower shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

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(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal owing to such Lender reduced nor the date for payment thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (z) the foregoing clauses (x) and (y) shall not be amended without the consent of each Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

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Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of

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such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of

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(i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any

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damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the

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extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it

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shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to a Lender;

(C) the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of

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Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as a L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time Credit Agricole CIB assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Credit Agricole CIB may, upon 30 days’ notice to the Borrower and the Lenders, resign as a L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder;

114	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, as L/C Issuer or Swing Line Lender, or Credit Agricole CIB, as L/C Issuer, as the case may be. If Bank of America or Credit Agricole CIB resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or Credit Agricole CIB, as the case may be, to effectively assume the obligations of Bank of America or Credit Agricole CIB, as the case may be, with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Party, unless such Administrative Agent, Lender, L/C Issuer or Affiliate has actual knowledge that such source owes an obligation of confidence to a Loan Party with respect to such Information.

115	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

116	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision

117	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

118	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

119	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request

120	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

121	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:	/s/ Jennifer M. Grigsby
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

S-1	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DeWayne D. Rosse
Name:	DeWayne D. Rosse
Title:	Agency Management Officer

S-2	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

BANK OF AMERICA, N.A., as a Lender, a L/C Issuer and Swing Line Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

S-3	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and a L/C Issuer

By:	/s/ Mark Roche
Name:	Mark Roche
Title:	Managing Director

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Director

S-4	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ John F. Miller
Name:	John F. Miller
Title:	Attorney-in-fact

S-5	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ J. Christopher Reasoner
Name:	J. Christopher Reasoner
Title:	Managing Director

S-6	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Oberreuter
Name:	Mark Oberreuter
Title:	Vice President

S-7	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

S-8	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President

S-9	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Director

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Director

S-10	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

S-11	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Don Backer
Name:	Don Backer
Title:	SVP

S-12	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

S-13	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

S-14	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

UBS LOAN FINANCE, LLC, as a Lender

By:	/s/ Irja E. Otsa
Name:	Irja E. Otsa
Title:	Associate Director Banking Products Services, US

S-15	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Gary Culbertson
Name:	Gary Culbertson
Title:	Vice President

S-16	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Christiane De Billy
Name:	Christiane De Billy
Title:	Financing Manager

S-17	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Sanjay Remond
Name:	Sanjay Remond
Title:	Authorized Signatory

S-18	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

ONE WEST BANK, as a Lender

By:	/s/ Grant Ahearn
Name:	Grant Ahearn
Title:	EVP

S-19	[Chesapeake Oilfield Operating, L.L.C. – Credit Agreement]

SCHEDULE 1.01A

TRANSACTION DOCUMENTS

1.	Agreement of Merger dated July 12, 2011, between Bronco Drilling Company, Inc. (“Bronco”) and Nomac Drilling, L.L.C. (“Nomac”), in which Nomac is the surviving entity, and the related certificates of merger.

2.	Agreement of Merger dated as of September 20, 2011, among Bronco Exploration and Production LLC, Saddleback Properties, L.L.C., Saddleback Drilling, L.L.C., Hays Trucking, Inc. d/b/a Clydesdale Trucking, Bronco MENA Management LLC, Bronco MENA Services LLC, and Nomac, in which Nomac is the surviving entity, and the related certificates of merger.

3.	Distribution Agreement dated September 21, 2011 among Nomac and Chesapeake Oilfield Services, L.L.C. (“COS”) and Chesapeake Operating, Inc., (“COI”) and related Assignments pursuant to which (i) Nomac distributed the stock of Eagle Well Service, Inc. to COS and COS distributed such stock to COI; and (ii) Nomac distributed the membership interests of Bronco MENA Investments LLC to COS and COS distributed such stock to COI.

4.	Contribution Agreement dated September 22, 2011 and related Assignments pursuant to which all of the membership interests of Nomac and Thunder Oilfield Services, L.L.C. (“Thunder”) are contributed to the Borrower.

5.	Assignment of Membership Interest dated October 1, 2011 pursuant to which all of the membership interests of Compass Manufacturing, L.L.C. (“Compass”) were sold to COI.

6.	Contribution Agreement dated October 4, 2011 and related Assignments pursuant to which all of the membership interests of Compass are contributed to COS and COS contributes such membership interests to the Borrower.

7.	Contribution Agreement dated October 18, 2011 and related Assignments pursuant to which all of the membership interests of Hawg Hauling & Disposal, LLC (“Hawg Hauling”) are contributed from COI to COS, and subsequently contributed from COS to COO, and subsequently contributed from COO to Thunder.

8.	Agreement of Merger dated October 19, 2011 pursuant to which Hawg Hauling is merged into Oilfield Trucking Solutions, L.L.C. (“Trucking”), a Subsidiary of the Borrower, and the related certificates of merger.

1

9.	Distribution Agreement dated October 20, 2011 among Trucking, Thunder, the Borrower, COS and COI and the related Assignment pursuant to which the stock of LA Land Acquisition Corporation is distributed to Thunder, then to the Borrower, then to COS and then to COI.

10.	Contribution Agreement dated October 20, 2011 among COI, COS and COO, and related Assignments pursuant to which all of the membership interests of Yost, L.L.C. are contributed to the Borrower, and the Agreement of Merger dated October 20, 2011 and related certificates of merger pursuant to which Yost, L.L.C. is merged into Nomac.

11.	Contribution Agreement dated October 21, 2011 and related Assignments pursuant to which all of the membership interests of Performance Technologies, L.L.C., CHK Directional Drilling, L.L.C., Great Plains Oilfield Rental, L.L.C., Hodges Trucking Company, L.L.C., and Keystone Rock & Excavation, L.L.C. are contributed ultimately to the Borrower.

2

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$42,000,000	8.400000000%
Credit Agricole Corporate and Investment Bank	$42,000,000	8.400000000%
Citibank, N.A.	$40,000,000	8.000000000%
SunTrust Bank	$40,000,000	8.000000000%
Wells Fargo Bank, National Association	$40,000,000	8.000000000%
Barclays Bank PLC	$35,000,000	7.000000000%
Credit Suisse AG, Cayman Islands Branch	$35,000,000	7.000000000%
Deutsche Bank Trust Company Americas	$35,000,000	7.000000000%
Goldman Sachs Bank USA	$35,000,000	7.000000000%
Capital One, N.A.	$24,000,000	4.800000000%
Morgan Stanley Senior Funding, Inc.	$24,000,000	4.800000000%
Royal Bank of Canada	$24,000,000	4.800000000%
UBS Loan Finance LLC	$24,000,000	4.800000000%
Comerica Bank	$15,000,000	3.000000000%
Export Development Canada	$15,000,000	3.000000000%
The Royal Bank of Scotland plc	$15,000,000	3.000000000%
One West Bank, FSB	$15,000,000	3.000000000%

Total	$500,000,000	100.000000000%

1

SCHEDULE 5.05

MATERIAL INDEBTEDNESS

$650 million of 6.625% Senior Unsecured Notes due 2019

1

SCHEDULE 5.08(b)

EXISTING LIENS

Financing Statements filed with the County Clerk of Oklahoma County, Oklahoma in connection with the Primary Leases or other operating leases.

1

SCHEDULE 5.08(c)

OWNED REAL PROPERTY

Record Owner	Common Address	Purpose	FMV/Purchase Price	To Be Mortgaged?
Keystone Rock & Excavation, L.L.C.	12101 Route 6 Troy, PA 16947	Office / Yard		No

Nomac Drilling, L.L.C.	2024 N. Highway 81 Duncan, OK 73533	Office / Yard		No

	606 South C Street Duncan, OK 73533	Office / Yard		No

	1200 E. National Pick Scenery Hill, PA 15360	Office / Yard		No

	1201 13th Street SW, Watford City, ND	Office / Yard		No

1

SCHEDULE 5.08(d)(i)

LEASED REAL PROPERTY (LESSEE)

Tenant	Common Address	Description of Lease	Landlord	Annual Rent Cost	To Be Mortgaged?
Great Plains Oilfield Rental, L.L.C.	Route 1 Box 84A Red Rock Road Buckhannon, WV 26201 (Upshur County)	Lease commenced April 1st, 2009. As of March 31, 2010 on a month to month.	Eugene C. Suder		No

	424 Marti Drive Cleburne, TX 76033 (Johnson County)	Expires 9/30/2016	CLDC		No

	3401 S. Radio Road, El Reno OK 73036 (Canadian County)	Oct. 1, 2011 to Sept. 30, 2016	CLDC		No

	1904 S. Main Street Mansfield, PA 16933 (Tioga County)	Oct. 1, 2011 to Sept. 30, 2016	William Scotsman		No

	100 Carlile Circle Marshall, TX 75672 (Harrison County)	Expires 09/30/2016	CLDC		No

	171 Locust Avenue Extension Mt. Morris, PA 15349	On a month to month as of 03/26/2010.	William Scotsman		No

Nomac Drilling, L.L.C.	10 Bell Road Chapmanville, WV 25508 (Boone County)	Oct. 1, 2011 to Sept. 30, 2016	Gene D. Yost and Son		No

	420 Marti Drive Cleburne, TX 76033 (Johnson County)	Expires 09/30/2016	CLDC		No

	1180 Hwy 80 East, Haughton, LA 71037	Expires November 30, 2011	Hugh R. Dodson		No

	16211 N. May Avenue Edmond, OK 73013	Lease effective August 1, 2011 until July 31, 2021	CLDC		No

	3400 S. Radio Road El Reno, OK 73036 (Canadian County)	Oct. 1, 2011 to Sept. 30, 2016	CLDC		No

	196 HWY 22 Killdeer, ND 58640 (Dunn County)	Lease term Aug. 1 2010 to May 1, 2012	Cory Bell		No

1

Tenant	Common Address	Description of Lease	Landlord	Annual Rent Cost	To Be Mortgaged?
	100 Carlile Circle Marshall, TX 75672 (Harrison County)	Expires 09/30/2016	CLDC		No

	6501 Interpace Oklahoma City, OK 73135 (Oklahoma County)	Expires April 30, 2015	G&C Holdings		No

	4745 Council Heights Oklahoma City, OK 73179 (Oklahoma County)	Lease term is Oct. 1, 2008 to Sept. 30, 2013	Navigator Drilling		No

	171 Locust Avenue Extension Mt. Morris, PA 15349	Expires 09/30/2016	CLDC		No

	4617 S. Rockwell Oklahoma City, OK 73179	As of Aug. 31, 2011 on month to month	Prime Financial corp.		No

	6612 SW 44th Street Oklahoma City, OK 73176 (Oklahoma County)	Month to Month	Prime Financial corp.		No

	1810 Elmira Street Sayre, PA (Bradford County)	On a month to month since March 31, 2011.	Nancy D. Williams and Wendy Manchester		No

	P.O. Box 247, 10 South Jeffeson, Bill Well, TX 78830	Lease term is Jan 13, 2010 to Jan. 13, 2012	Rex Kirkley		No

	687 Broad St Extension Waverly, NY 14892	Month to Month	Waverly Trade Center		No

Hodges Trucking Company, L.L.C.	4632 South I-35 Alvarado, TX 76009 (Johnson County)	Expires 09/30/2016	CLDC		No

	2491 S. Merritt Road Beckham Co, OK 73644	Expires 09/30/2016	CLDC		No

	171 Locust Avenue Extension Mt. Morris, PA 15349	On a month to month since 03/26/2010	CLDC		No

2

Tenant	Common Address	Description of Lease	Landlord	Annual Rent Cost	To Be Mortgaged?
	4050 W. I-40 Oklahoma City, OK 73108 (Oklahoma County)	Expires 09/30/2016	CLDC		No

Oilfield Trucking Solutions, L.L.C.	1040 Rt. 199 Athens, PA 18810 (Bradford County)	As of August 31, 2011 on month to month	ROMAR		No

Performance Technologies, L.L.C.	16211 N May Edmond, OK 73013	Expires 07/31/2021	CLDC		No

CHK Directional Drilling, L.L.C.	7525 Benbrook Parkway, Suite 104 Benbrook, TX 76126	Expires 07/31/2012	Hartman Income REIT Property Holdings		No

	13014 Brittmoore Park Drive Houston, TX 77041	Expires 07/31/2012	REO		No

	11614 Tanner Road Houston, TX 77041				No

	11200 Westheimer, Suite 520 Houston, TX 77042				No

Compass Manufacturing, L.L.C.	11935 S. 1-44 Service Road Oklahoma City, OK (Oklahoma County)	Expires 09/30/2016	Midcon Compression		No

3

SCHEDULE 5.08(d)(ii)

LEASED REAL PROPERTY (LESSOR)

None.

1

SCHEDULE 5.08(e)

EXISTING INVESTMENTS

Issuer	Investing Entity	Type of Investment	Number of Shares	Percent Ownership
PetroHunter Energy Corp.	Nomac Drilling, L.L.C.	Common Stock	10,000,000	~2%
Maalt Specialized Bulk, LLC	PTL Prop Solutions, L.L.C.	Membership Interest	N/A	49%
Bronco Drilling MX S.A. de C.V.	Nomac Drilling, L.L.C.	Capital Stock	294,142,475	~20%
Big Star Crude Co., LLC	Oilfield Trucking Solutions, L.L.C.	Preferred Stock of JV	N/A	49%

1

SCHEDULE 5.09(d)

MATERIAL ENVIRONMENTAL JUDICIAL PROCEEDINGS

OR GOVERNMENTAL OR ADMINISTRATIVE ACTIONS

None.

1

SCHEDULE 5.09(f)

OPERATIONAL COMPLIANCE WITH ENVIRONMENTAL LAWS

None.

1

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES

Subsidiary	Loan Party	Outstanding Equity Interest	Percent Ownership
Thunder Oilfield Services, L.L.C.	Chesapeake Oilfield Operating, L.L.C.	1,000 common units	100%

Nomac Drilling, L.L.C.	Chesapeake Oilfield Operating, L.L.C.	1,000 common units	100%

Performance Technologies, L.L.C.	Chesapeake Oilfield Operating, L.L.C.	1,000 common units	100%

Compass Manufacturing, L.L.C.	Chesapeake Oilfield Operating, L.L.C.	1,000 common units	100%

Chesapeake Oilfield Finance, Inc.	Chesapeake Oilfield Operating, L.L.C.	1,000 shares of common stock	100%

PTL Prop Solutions, L.L.C.	Performance Technologies, L.L.C.	1,000 common units	100%

Mid-States Oilfield Machine LLC	Nomac Drilling, L.L.C.	100% Membership Interests	100%

CHK Directional Drilling, L.L.C.	Nomac Drilling, L.L.C.	1,000 common units	100%

Hodges Trucking Company, L.L.C.	Thunder Oilfield Services, L.L.C.	1,000 common units	100%

Oilfield Trucking Solutions, L.L.C.	Thunder Oilfield Services, L.L.C.	1,000 common units	100%

Great Plains Oilfield Rental, L.L.C.	Thunder Oilfield Services, L.L.C.	1,000 common units	100%

Keystone Rock & Excavation, L.L.C.	Thunder Oilfield Services, L.L.C.	1,000 common units	100%

RENSCO Offshore Drilling Services, LLC	CHK Directional Drilling, L.L.C.	1,000 common units	100%

1

SCHEDULE 5.13(b)

OTHER EQUITY INVESTMENTS

Investment	Owner	Outstanding Equity Interest	Percent Ownership
PetroHunter Energy Corp.	Nomac Drilling, L.L.C.	10,000,000 common stock	~2%

Maalt Specialized Bulk, LLC	PTL Prop Solutions, L.L.C.	Membership Interest	49%

Big Star Crude Co., LLC	Oilfield Trucking Solutions, L.L.C.	Preferred Stock of JV	49%

Bronco Drilling MX S.A. de C.V.	Nomac Drilling, L.L.C.	294,142,475 capital stock	~20%

2

SCHEDULE 5.13(d)

CLOSING DATE LOAN PARTIES

Loan Party	Jurisdiction of Incorporation	Address of principal place of business	FEIN or Filing Number
Chesapeake Oilfield Operating, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	45-3338422

Thunder Oilfield Services, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	45-2439349

Nomac Drilling, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	26-3069548

Performance Technologies, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	27-3655813

Compass Manufacturing, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	26-1455378

PTL Prop Solutions, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	45-2922147

Mid-States Oilfield Machine LLC	OK	6100 N. Western Ave Oklahoma City, OK 73118	02-0739914

CHK Directional Drilling, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	45-1157545

Hodges Trucking Company, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	73-1293811

Oilfield Trucking Solutions, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	45-2524795

Great Plains Oilfield Rental, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	20-5654318

Keystone Rock & Excavation, L.L.C.	OK	6100 N. Western Ave Oklahoma City, OK 73118	27-2958771

RENSCO Offshore Drilling Services, LLC	TX	6100 N. Western Ave Oklahoma City, OK 73118	Filling Number: 800893181

3

SCHEDULE 6.15

UNRESTRICTED SUBSIDIARIES

None.

1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Chesapeake Oilfield Operating, L.L.C.

6100 North Western Avenue

Oklahoma City, OK 73118

Attention: Elliot Chambers

Telephone: (405) 935-6119

Telecopier: (405) 849-6119

Electronic Mail: elliot.chambers@chk.com

U.S. Taxpayer Identification Number: 45-3338422

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main St

Mail Code: TX1-492-14-12

Dallas, TX 75202-3714

Attention: Ramon Presas

Telephone: 214-209-9262

Telecopier: 214-290-8364

Electronic Mail: ramon.presas@baml.com

Account No.:

Ref: Chesapeake Oilfield

ABA#

Other Notices as Administrative Agent:

Bank of America, N.A. Agency Management

Street Address: 901 Main St

Mail Code:TX1-492-14-11

City, State ZIP Code: Dallas, TX 75202-3714

Attention: DeWayne Rosse

Telephone: 214-209-0529

Telecopier: 214-672-8623

Electronic Mail: DeWayne.Rosse@baml.com

1

L/C ISSUERS:

Bank of America, N.A. Trade Operations

Mail Code: CA9-705-07-05

Los Angeles, CA 90012-1514

Attention: Tai Anh Lu

Telephone: 213-481-7840

Telecopier: 213-580-8442

Electronic Mail: Tai_anh.lu@baml.com

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attention: Gener David

Telephone: (732) 590-7751

Telecopier: (917) 849-5440

Electronic Mail: gener.david@ca-cib.com

SWING LINE LENDER: Bank of America, N.A.

901 Main St

Mail Code: TX1-492-14-12

Dallas, TX 75202-3714

Attention: Ramon Presas

Telephone: 214-209-9262

Telecopier: 214-290-8364

Electronic Mail: ramon.presas@baml.com

Account No.:

Ref: Chesapeake Oilfield

ABA#

2

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [        ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Credit Loans

☐	A conversion or continuation of Revolving Credit Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

                                                 [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

A - 1 Form of Committed Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Extension.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

A - 2 Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [        ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Extension.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

B - 1 Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

                    ,

FOR VALUE RECEIVED, the undersigned, Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), hereby promises to pay to                                  or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal sum of                                  Dollars ($                            ), or, if greater or less, the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November [        ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made as provided in the Agreement and to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due pursuant to the Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

Notwithstanding the provisions of this Revolving Credit Note or the Agreement, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Revolving Credit Note, and this Revolving Credit Note is expressly made subject to the provisions of the Agreement (including without limitation Section 10.09 of the Agreement) which more fully set out the limitations on how interest accrues hereon. The term “applicable law” as used in this Revolving Credit Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

This Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of

C-1 - 1 Form of Revolving Credit Note

business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-1 - 2 Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

C-1 - 3 Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1 - 4 Form of Revolving Credit Note

EXHIBIT C-2

FORM OF SWING LINE NOTE

                    ,

FOR VALUE RECEIVED, the undersigned, Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), hereby promises to pay to                                  or its registered assigns (the “Swing Line Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal sum of                              Dollars ($                            ), or, if greater or less, the aggregate unpaid principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of November [        ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made as provided in the Agreement and to the Swing Line Lender in Dollars in immediately available funds at its Lending Office. If any amount is not paid in full when due pursuant to the Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

Notwithstanding the provisions of this Swing Line Note or the Agreement, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be contracted for, charged, or received on this Swing Line Note, and this Swing Line Note is expressly made subject to the provisions of the Agreement (including without limitation Section 10.09 of the Agreement) which more fully set out the limitations on how interest accrues hereon. The term “applicable law” as used in this Swing Line Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

This Swing Line Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

C-2 - 1 Form of Swing Line Note

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.

C-2 - 2 Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

C-2 - 3 Form of Swing Line Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2 - 4 Form of Swing Line Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November [        ], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) to the extent that there are any Unrestricted Subsidiaries at such fiscal year end, the unaudited consolidated balance sheets of the Loan Parties as at the end of such fiscal year and the related unaudited consolidated statements of operations and cash flows of the Loan Parties required by Section 6.01(a) of the Agreement for such year setting forth in each case in comparative form the figures for the previous year. If applicable, such consolidated financial statements of the Loan Parties being fairly stated in all material respects.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered (i) the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date and (ii) to the extent that there are any Unrestricted Subsidiaries at such fiscal quarter end, the consolidated balance sheet of the Loan Parties and related unaudited consolidated statements of operations for such periods required by Section 6.01(b), setting forth in each case (other than for the March 31 and September 30, 2011 financial statements) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries (or of the Loan Parties, if applicable) in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

D - 1 Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower (and of the Loan Parties, if applicable) during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,                     .

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

D - 2 Form of Compliance Certificate

For the Quarter/Year ended                             ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I. Section 7.11(a) – Consolidated Lease-Adjusted Leverage Ratio.

A. Consolidated Funded Indebtedness at Statement Date:	$

B. Consolidated Rental Expense for Measurement Period ending on above date (“Subject Period”):	$

C. Consolidated EBITDA with pro-forma effect for Subject Period:

1. Consolidated Net Income for Subject Period:	$

2. Consolidated Interest Charges for Subject Period:	$

3. Provision for Federal, state, local and foreign income taxes for Subject Period:	$

4. Depreciation expenses for Subject Period:	$

5. Amortization expenses for Subject Period:	$

6.        Other expenses reducing Consolidated Net Income for Subject Period which do not represent a cash item in Subject Period or any future period (in each case of or by the Loan Parties for such Measurement Period):

$

7. Pro-forma effect of certain acquisitions, dispositions, consolidations, mergers, and designations:	$

8. Federal, state, local and foreign income Tax credits for Subject Period:	$

9. Non-cash increases to Consolidated Net Income for Subject Period:	$

10. Consolidated EBITDA with pro-forma effect (Lines I.C.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9):	$

D. Consolidated Lease-Adjusted Leverage Ratio ([Line I.A + (6 x to 1 Line I.B)] ÷ [Line I.C.10 + Line I.B]):	to 1

D - 3 Form of Compliance Certificate

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Lease-Adjusted Leverage Ratio
Closing Date through March 31, 2013	4.00 to 1.00
June 30, 2013 and each fiscal quarter thereafter	3.75 to 1.00

II. Section 7.11 (b) – Consolidated Senior Secured Leverage Ratio.

A. Consolidated Funded Indebtedness secured by a Lien on any assets or property of any of the Loan Parties at Statement Date:	$

B. Consolidated EBITDA with pro-forma effect for Subject Period (Line I.C.10 above):	$

C. Consolidated Senior Secured Leverage Ratio (Line II.A ÷ Line to 1 II.B):	to 1

Maximum permitted: 2.00 to 1.00

III. Section 7.11(c) - Consolidated Fixed Charge Coverage Ratio

A. Consolidated EBITDA for Subject Period (Line I.C.10 above – Line I.C.7 above):	$

B. Consolidated Rental Expense for Subject Period (Line I.B. above):	$

C. Consolidated Interest Charges for Subject Period:	$

D. Consolidated Fixed Charge Coverage Ratio ([Line III.A + Line III.B] ÷ [Line III.C + Line III.B]):

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through March 31, 2013	2.50 to 1.00
June 30, 2013 and each fiscal quarter thereafter	2.75 to 1.00

D - 4 Form of Compliance Certificate

For the Quarter/Year ended                                                   (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ Federal, state, local, and foreign income taxes
+ depreciation expense
+ amortization expense
+ other expenses which do not represent a cash item in Subject Period or any future Period (in each case of or by the Loan Parties for such Measurement Period)
- Federal, state, local, and foreign income tax credits
- non-cash income
= Consolidated EBITDA

D - 5 Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1 - 1 Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Chesapeake Oilfield Operating, L.L.C.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of November 3, 2011, among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender and Credit Agricole Corporate and Investment Bank, as Syndication Agent and L/C Issuer

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number

		$	$	%

		$	$	%

		$	$	%

[7.	Trade Date: ][9]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1 - 2 Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent, [Swing Line Lender and L/C Issuer]

By:
Title:

[Consented to:]11

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as

L/C Issuer

By:
Title:

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1 - 3 Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

E-1 - 4 Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

E-1 - 5 Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

E-2 - 1 Form of Administrative Questionnaire

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

1. Borrower or Deal Name

E-mail this document with your commitment let

E-mail address of reci

2.	Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #
Fund Manager Name (if applicable)
Legal Address from Tax Document of Lender of Record:
Country
Address

      City                                                               State/Province_                                          Country

3.	Domestic Funding Address: 4. Eurodollar Funding Address:

Street Address                                                                                                                                                         Street Address

Suite/ Mail Code                                                                                                                                                 Suite/ Mail Code

City                                                       State                                  City                                                                       State

Postal Code                                      Country                      Postal Code                                  Country

5.	Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:
First		Name
Middle		Name
Last Name
Title
Street		Address
Suite/Mail		Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Secondary Credit Contact:
First		Name
Middle		Name
Last Name
Title
Street		Address
Suite/Mail		Code
City
State
Postal		Code
Country
Office	Telephone	#
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

1         05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

Primary Operations Contact:	Secondary Operations Contact:
First MI Last	First MI Last
Title	Title
Street Address	Street Address
Suite/ Mail Code	Suite/ Mail Code
City State	City State
Postal Code Country	Postal Code Country
Telephone Facsimile	Telephone Facsimile
E-Mail Address	E-Mail Address
IntraLinks/SyndTrak E-Mail	IntraLinks/SyndTrak E-Mail
Address	Address

Does Secondary Operations Contact need copy of notices?     ☐   YES     ☐   NO

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:
First MI Last	First MI Last
Title	Title
Street Address	Street Address
Suite/ Mail Code	Suite/ Mail Code
City State	City State
Postal Code Country	Postal Code Country
Telephone Facsimile	Telephone Facsimile
E-Mail Address	E-Mail Address

6.	Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name

ABA #

City                                                                    State

Account #

Account Name

Attention

7.	Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name

ABA #

City                                                                    State

Account #

Account Name

Attention

Can the Lender’s Fed Wire Payment Instructions in Section 6 be used?     ☐   YES    ☐   NO

2         05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

8.	Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                  -

Tax Withholding Form Delivered to Bank of America (check applicable one):

☐ W-9         ☐ W-8BEN         ☐ W-8ECI         ☐ W-8EXP         ☐ W-8IMY

Tax Contact:

First                                  MI      Last

Title

Street                                                                       Address

Suite/                                 Mail                                  Code

City                                                                             State

Postal Code                                                            Country

Telephone                                  Facsimile

E-Mail Address

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow—through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

3         05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

    Tax Form Tool Kit

      (2006) (2).doc

9.	Bank of America’s Payment Instructions:

Pay to:	Bank of America, N.A.
ABA #
New York, NY
Account #
Attn: Corporate Credit Services
Ref: Chesapeake Oilfield

4         05.2011

EXHIBIT F

FORM OF GUARANTY

F - 1 Form of Guaranty

GUARANTY

dated as of November 3, 2011

of

the Guarantors listed on the signature pages hereof

and that otherwise may become a party hereto

in favor of

BANK OF AMERICA, N.A., as Administrative Agent

[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

i	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

Schedule 1	Guarantor Information

Exhibit A	Form of Guaranty Supplement

ii	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

GUARANTY

THIS GUARANTY is made as of November 3, 2011, by the Persons listed on the signature pages hereof and that may become parties hereto pursuant to Section 9.3, in favor of BANK OF AMERICA, N.A., as administrative agent under the Credit Agreement (the “Agent”) for the benefit of the Guaranteed Parties.

RECITALS

A. CHESAPEAKE OILFIELD OPERATING, L.L.C., an Oklahoma limited liability company (the “Borrower”), the Agent, and certain lenders (collectively, the “Lenders”) and the L/C Issuers are parties to the Credit Agreement dated as of November 3, 2011 (the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders have agreed to extend credit to the Borrower and pursuant to certain Secured Hedge Agreements and Secured Cash Management Agreements, certain Lenders may enter into, or Affiliates of Lenders may enter into, other transactions with the Loan Parties.

C. In order to induce the Guaranteed Parties to extend such credit, to issue letters of credit and to enter into such Secured Hedge Agreements and Secured Cash Management Agreements each Guarantor has agreed to enter into this Guaranty.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of that the parties acknowledge, the Guarantors agree as follows:

ARTICLE I

Definitions and References

Section 1.1. Definitions in Credit Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings specified in the Credit Agreement.

Section 1.2. Definitions in this Guaranty. The following terms have the following meanings:

“Agent” has the meaning specified in the preamble.

“Borrower” has the meaning specified in Recital A.

“Credit Agreement” has the meaning specified in Recital A.

“Guaranteed Obligations” means all Obligations of the Borrower under the Loan Documents, including all Obligations of the Loan Parties in respect of Secured Hedge Agreements and Secured Cash Management Agreements, including all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

“Guaranteed Parties” means the Agent, the L/C Issuers, the Lenders, any Affiliate of any Lender party to a Secured Hedge Agreement or a Secured Cash Management Agreement, and any other Person to which Guaranteed Obligations are owing.

“Guarantor” means each Person guarantying the Guaranteed Obligations pursuant to this Guaranty. References to “Guarantor” in this Guaranty are intended to refer to each such Person as if such Person were the only guarantor pursuant to this Guaranty, except:

(a) that references to “any Guarantor” are meant to refer to each Person that is a Guarantor,

(b) that references to “the Guarantors” are meant to refer collectively to all Persons that are Guarantors and

(c) as otherwise may be specifically set forth herein. “Indemnified Party” has the meaning specified in Section 8.1.

“Lenders” has the meaning specified in Recital A.

“Net Worth” has the meaning specified in Section 7.3.

“Post-Petition Interest” has the meaning specified in Section 7.1(b).

“Subordinated Obligations” has the meaning specified in Section 7.1.

Section 1.3. Rules of Construction; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(b) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof.

2	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

(d) All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guaranty.

(e) Any reference to any Law herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) Except as specified otherwise, references to any document, instrument, or agreement shall include:

(i) all exhibits, schedules, and other attachments thereto, and

(ii) all documents, instruments, or agreements issued or executed in replacement thereof.

(h) A title appearing at the beginning of any subdivision is for convenience only, does not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivision.

(i) The phrases “this Section” and “this subsection” and similar phrases refer only to the section or subsection hereof in which such phrases occur.

(j) The word “or” is not exclusive.

ARTICLE II

Guaranty

Section 2.1. Guaranty. The Guarantors, jointly and severally, irrevocably, absolutely and unconditionally guarantee to each Guaranteed Party the prompt and complete payment and performance when due, no matter how the same shall become due, of all Guaranteed Obligations.

Section 2.2. Obligation as a Guarantor. If the Borrower shall for any reason fail to pay any Guaranteed Obligation, as and when such Guaranteed Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantor will, upon demand by the Agent, pay such Guaranteed Obligation in full to Agent for the benefit of Guaranteed Party to which such Guaranteed Obligation is owed. If the Borrower shall for any reason fail to perform promptly any Guaranteed Obligation that is not for the payment of money, Guarantor will, upon demand by the Agent, cause such Guaranteed Obligation to be performed or, if specified by the Agent, provide sufficient funds, in such amount and manner as the Agent shall in good faith determine, for the prompt, full and faithful performance of such Guaranteed Obligation by the Agent or such other Person as the Agent shall designate. Without limiting the generality of the foregoing, Guarantor will pay all amounts that constitute part of the Guaranteed Obligations and would be owing but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.

3	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

Section 2.3. Fees and Expenses. The Guarantors, jointly and severally, forthwith upon demand by the Agent, will pay all expenses (including fees and expenses of counsel) incurred by the Agent or any other Guaranteed Party in enforcing against any Guarantor any right under this Guaranty or any other Loan Document.

Section 2.4. Limitation of Liability of Certain Guarantors. Notwithstanding any other provision of this Guaranty, the liability of any Guarantor for all obligations under this Guaranty and any other Loan Document to which it is a party shall be limited to the maximum liability that can be incurred by such Guarantor without rendering this Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

ARTICLE III

Guaranty Absolute

Section 3.1. Unconditional Guaranty. (a) Guarantor will pay the Guaranteed

Obligations strictly in accordance with the terms of the Loan Documents, to the extent permitted by law regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such term or any right of any Guaranteed Party with respect thereto.

(b) This is a guaranty of payment and not of collection. The obligations of Guarantor under or in respect of this Guaranty and each other Loan Document to which Guarantor is a party are independent of the Guaranteed Obligations or any other obligation of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty or any other Loan Document to which Guarantor is a party, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.

(c) The obligations of Guarantor under this Guaranty and each other Loan Document to which Guarantor is a party shall not be affected by:

(i) any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Loan Party;

(ii) any other proceeding involving any Loan Party or any asset of any Loan Party under any law for the protection of debtors; or

(iii) any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceeding against, any Loan Party, any property of any Loan Party, or the estate in bankruptcy of any Loan Party in the course of or resulting from any such proceeding.

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Section 3.2. No Release Based on Actions of the Guaranteed Parties. No action that the Agent or any other Guaranteed Party may take or omit to take in connection with any Loan Document, any Guaranteed Obligation (or any other indebtedness owing by the Borrower to any Guaranteed Party), or any collateral security, and no course of dealing between any Guaranteed Party and the Borrower, any Guarantor or any other Person, shall release or diminish Guarantor’s Guaranteed Obligations, liabilities, agreements or duties hereunder, affect this Guaranty or any other Loan Document to which Guarantor is a party, or afford Guarantor any recourse against any Guaranteed Party, regardless of whether any such action or inaction may increase any risk to or liability of any Guaranteed Party, the Borrower or any Loan Party or increase any risk to or diminish any safeguard of any collateral security.

Section 3.3. Waivers. The liability of Guarantor under this Guaranty and each other Loan Document to which Guarantor is a party shall be irrevocable, absolute and unconditional irrespective of, and Guarantor irrevocably waives, for purposes of this Guaranty and each other Loan Document to which Guarantor is a party, any defense (except for indefeasible payment in full in cash and performance in full of each Guaranteed Obligation) that it may now have or hereafter acquire relating to, any or all of the following (and Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth below and otherwise in this Guaranty are knowingly made in contemplation of such benefits):

(a) Any lack of validity or enforceability of any Loan Document, any agreement or instrument relating thereto, any defense arising by reason of any disability or other defense of any other Person or the cessation from any cause whatsoever of the liability of any other Person.

(b) Any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligation or any other Obligation of any other Loan Party in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise.

(c) Any taking, exchange, release or non-perfection of any collateral security, or any taking, release or amendment or waiver of, or consent to departure from any other guaranty of any Guaranteed Obligation.

(d) Any manner of application of collateral security, or proceeds thereof, to any Guaranteed Obligation, or any manner of sale or other disposition of any collateral security securing any Guaranteed Obligation or any other obligation of any Loan Party under the Loan Documents or any other asset of any Loan Party or any of its Subsidiaries, and any other obligation to marshall assets.

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(e) Any right to require any Guaranteed Party to proceed against any other Person, to exhaust any collateral security for the Guaranteed Obligations, to have any other Person joined with Guarantor in any suit arising out of the Guaranteed Obligations or this Guaranty or to pursue any other remedy in any Guaranteed Party’s power.

(f) Any change or restructuring of the corporate structure or termination of the existence of any Loan Party or any of its Subsidiaries.

(g) Any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information).

(h) Any failure of any other Person to execute or deliver this Guaranty, any supplement hereto or any other guaranty or agreement.

(i) Any release or reduction of the liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations or any other compromise or settlement of the Guaranteed Obligations.

(j) Promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and, to the extent permitted by Law, any other notice with respect to any Guaranteed Obligation and this Guaranty, including notice of acceptance of this Guaranty and all rights of Guarantor under §43.002 of the Texas Civil Practice and Remedies Code, as amended.

(k) Any requirement that any Guaranteed Party create or perfect any Lien or protect or insure any property subject thereto.

(l) Any right to revoke this Guaranty or any other Loan Document to which Guarantor is a party.

(m) Any election of remedies by any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects any collateral security or any subrogation, reimbursement, exoneration, contribution or indemnification right of Guarantor or other right of Guarantor to proceed against any other Loan Party, any other guarantor, any other Person or any collateral security.

(n) Any right of set-off or counterclaim against or in respect of the Obligations of Guarantor hereunder or any other Loan Document to which Guarantor is a party.

(o) Any neglect, failure or refusal to take any action:

(i) for the collection or enforcement of any Guaranteed Obligation,

(ii) to realize on any collateral security,

(iii) to enforce any Loan Document,

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(iv) to file or enforce a claim in any proceeding described in Section 3.1(c),

(v) in connection with the administration of any Loan Document or

(vi) otherwise concerning the Guaranteed Obligations

or the Loan Documents, or any delay in taking any such action.

(p) The fact that any Guarantor may have incurred directly any Guaranteed Obligation or is otherwise primarily liable therefor.

(q) Any duty of any Guaranteed Party to disclose to Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Guaranteed Party.

(r) Any defense to the recovery by any Guaranteed Party against Guarantor of any deficiency after a non-judicial sale (and in that connection Guarantor acknowledges that the Agent may, without notice to or demand upon Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by non-judicial sale).

(s) Any statute of limitations applicable to the Guaranteed Obligations.

(t) To the extent permitted by Law, any other circumstance or any existence of or reliance on any representation by any Guaranteed Party, except for indefeasible payment in full in cash and performance in full of each Guaranteed Obligation, that might otherwise constitute a defense available to, or a discharge of, Guarantor, any Loan Party or any other guarantor or surety.

Section 3.4. Continuing Guaranty; Reinstatement. (a) This Guaranty is a continuing guaranty and shall remain in full force and effect until the latest of:

(i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty;

(ii) the date on which all commitments of the Guaranteed Parties under the Credit Agreement shall terminate and all Loans shall be indefeasibly paid in full; and

(iii) the latest date of expiration or termination of all Commitments and letters of credit issued under the Credit Agreement.

(b) This Guaranty and each other Loan Document to which Guarantor is a party shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by any Guaranteed Party as a result of the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made, and the Guarantor jointly and severally will pay such amount to the applicable Guaranteed Party on demand. Any transfer by subrogation that is made as contemplated in Section 7.2 prior to any such payment shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon automatically revert to and be vested in the Guaranteed Parties.

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ARTICLE IV

Representations and Warranties

Section 4.1. Representations and Warranties. Guarantor represents and warrants to the Guaranteed Parties as follows:

(a) Each representation and warranty made by the Borrower or any other Loan Party in the Credit Agreement or in any other Loan Document with respect to it, its property, or with respect to any Loan Document to which it is a party is correct.

(b) Guarantor is an entity of the type specified opposite its name on Schedule 1 (or Schedule 1 to any guaranty supplement delivered by it pursuant to Section 9.3) opposite its name and is organized under the laws of the jurisdiction specified in such Schedule opposite its name.

(c) There is no condition precedent to the effectiveness of this Guaranty that has not been satisfied or waived.

(d) Guarantor has, independently and without reliance upon any Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Loan Party.

(e) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and Obligations of Guarantor hereunder and under each other Loan Document to which Guarantor is a party, and the incurrence of such liability in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly. Guarantor is not “insolvent” on the date hereof (that is, the sum of Guarantor’s absolute and contingent liabilities, including its liabilities hereunder and under each other Loan Document to which Guarantor is a party, does not exceed the fair market value of Guarantor’s assets). Guarantor’s capital is adequate for the businesses in which Guarantor is engaged and intends to be engaged. Guarantor has not incurred (whether hereby or otherwise), nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. All balance sheets, earning statements, financial data and other information concerning Guarantor which have been furnished to Agent and each Lender to induce it to accept this Guaranty (or otherwise furnished to Agent and each Lender in connection with the transactions contemplated hereby or associated herewith) fairly represent the financial condition of Guarantor as of the dates and the results of Guarantor’s operations for the periods for which the same are furnished. None of such balance sheets, earnings and cash flow statements, financial data and other information contains any untrue statement of a material fact or omits to state any material fact that is necessary to make any statements contained therein not misleading.

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ARTICLE V

Covenants

Section 5.1. Covenants. Guarantor will, so long as any Guaranteed Obligation shall remain unpaid, any letter of credit shall be outstanding, or any Guaranteed Party shall have any Commitment, perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause Guarantor or such Subsidiaries to perform or observe.

ARTICLE VI

Remedies of the Guaranteed Parties

Section 6.1. Exercise of Remedies. Each Guaranteed Party may enforce, from time to time, in any order and at such Guaranteed Party’s sole discretion, any right, power or remedy that such Guaranteed Party may have under the Loan Documents or otherwise, including judicial foreclosure, the exercise of a right of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, other property or right, whether real or personal, tangible or intangible.

Section 6.2. Liability for Deficiencies. Guarantor shall be liable to each Guaranteed Party for any deficiency resulting from the exercise by any Guaranteed Party of any right or remedy, even though any right that Guarantor may have against the Borrower or others may be eliminated or diminished by the exercise of any such right or remedy.

Section 6.3. Delay not a Waiver; Remedies Cumulative. No failure on the part of the Agent or any other Guaranteed Party to exercise, and no delay in exercising, any right under this Guaranty or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the other Guaranteed Parties provided in this Guaranty and the Loan Documents are cumulative and are in addition to, and not exclusive of, any other right or remedy provided by law or otherwise.

Section 6.4. Right of Set-Off. Guarantor grants to the Guaranteed Parties and their Affiliates a right of set-off on any and all money, securities and other property (and the proceeds therefrom) of Guarantor now or hereafter held or received by or in transit to any Guaranteed Party from or for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special), credits and claims of Guarantor at any time existing against any Guaranteed Party. Upon the occurrence and during the continuance of any Default or Event of Default, each Guaranteed Party and its Affiliates are authorized at any time and from time to time, without notice to

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Guarantor, to set-off, appropriate and apply any such items against the Guaranteed Obligations and Guarantor’s obligations and liabilities hereunder irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty and although such Guaranteed Obligations and liabilities may be contingent or unmatured. Each Guaranteed Party will notify Guarantor after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE VII

Subordination; Subrogation; Contribution

Section 7.1. Subordination. Guarantor subordinates all debts, liabilities and other Obligations owed to Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations as follows:

(a) Except during the continuance of a Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Loan Party), Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Loan Party), unless the Agent otherwise agrees, Guarantor shall not demand, accept or take any action to collect any payment on account of any Subordinated Obligation.

(b) In any proceeding under any bankruptcy law relating to any other Loan Party, the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before Guarantor receives payment of any Subordinated Obligation.

(c) After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any other Loan Party), Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Parties and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post—Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

Section 7.2. Limited Right of Subrogation. (a) Until all Guaranteed Obligations have been indefeasibly paid in full in cash and otherwise performed in full, and all obligations under each other Loan Document to which Guarantor is a party have been paid and performed in full, Guarantor shall have no right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim against any Loan Party or any collateral security in connection with this Guaranty (including any right of subrogation under Section 43.004 of the Texas Civil Practice and Remedies Code, as amended). Until such time, Guarantor waives any right to enforce any remedy that Guarantor may have against Borrower and any right to participate in any collateral security.

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(b) If any amount shall be paid to Guarantor on account of any subrogation or other right, any such other remedy, or any collateral security at any time when all of the Guaranteed Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to the Agent to be held by the Agent for the benefit of the Guaranteed Parties as collateral security for, or then or at any time thereafter applied in whole or in part by the Agent against, any Guaranteed Obligation, whether matured or unmatured, in such order as the Agent shall elect.

(c) If Guarantor shall have paid off any Guaranteed Obligation and if all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash, the Agent will, at Guarantor’s expense and reasonable request, execute and deliver to Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer, without representation or warranty, by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor; provided that:

(i) such transfer shall be subject to Section 3.4(b), and

(ii) without the consent of the Agent (which the Agent may withhold in its discretion) Guarantor shall not have the right to be subrogated to any claim or right against any Loan Party that has become owned by any Guaranteed Party, whose ownership has otherwise changed in the course of enforcement of the Loan Documents, or that Agent otherwise has released or wishes to release from its Guaranteed Obligations.

Section 7.3. Right of Contribution. After all Guaranteed Obligations have been indefeasibly paid in full in cash and otherwise performed in full, and all obligations under each other Loan Document to which Guarantor is a party have been paid and performed in full, the Guarantors that have made payments in respect of the Guaranteed Obligations shall be entitled to contribution from the other Guarantors, to the end that all such payments upon the Guaranteed Obligations shall be shared among all such Guarantors in proportion to their respective Net Worths; provided that the contribution obligations of each such Guarantor shall be limited to the maximum amount that it can pay at such time without rendering its contribution obligations voidable under applicable law relating to fraudulent conveyances or fraudulent transfers. “Net Worth” means, at any time and for any Guarantor:

(a) the fair value of such Guarantor’s assets (other than such right of contribution), minus

(b) the fair value of such Guarantor’s liabilities (other than its liabilities under its guaranty of the Guaranteed Obligations).

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ARTICLE VIII

Indemnification

Section 8.1. General Indemnification. Without limiting any other obligation of any Guarantor or remedy of the Guaranteed Parties under this Guaranty, the Guarantors shall, jointly and severally, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party and each of its Affiliates, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligation to be the legal, valid and binding obligation of any Loan Party, enforceable against such Loan Party in accordance with its terms.

Section 8.2. Tax Indemnification. Any and all payments made by Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement, free and clear of and without deduction for any present or future Taxes, and the provisions of Section 3.01 of the Credit Agreement are hereby incorporated by reference in their entirety.

Section 8.3. Limitation on Liability of the Indemnified Parties. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Guarantor or any of its Affiliates, officers, directors, employees, agents and advisors, and Guarantor shall not assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of proceeds of any borrowing or any other transaction contemplated by the Transaction Documents.

ARTICLE IX

Miscellaneous

Section 9.1. Notices. Any notice or communication required or permitted hereunder or any other Loan Document to which Guarantor is a party shall be given in writing, sent in the manner provided in the Credit Agreement, if to the Agent or to a Guarantor that is a party to the Credit Agreement, to the address set forth in the Credit Agreement and, for any other Guarantor to the address specified opposite its name on Schedule 1, or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given as provided in the Credit Agreement for notices given thereunder.

Section 9.2. Amendments and Waivers. No amendment of this Guaranty shall be effective unless it is in writing and signed by Guarantor and the Agent, and no waiver of this Guaranty or consent to any departure by Guarantor herefrom shall be effective unless it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for that given and to the extent specified in such

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writing. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals required in the Credit Agreement. No such amendment shall bind any Guarantor not a party thereto, but no such amendment with respect to any Guarantor shall require the consent of any other Guarantor.

Section 9.3. Additional Guarantors. Upon the execution and delivery, or authentication, by any Person of a Guaranty supplement in substantially the form of Exhibit A, such Person shall become a Guarantor hereunder, and each reference in this Guaranty and the other Loan Documents to “Guarantor” shall also mean and be a reference to such Person.

Section 9.4. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.5. Survival of Agreements. All representations, warranties, covenants and agreements of Guarantor herein shall survive the execution and delivery of this Guaranty, the execution and delivery of any other Loan Document and the creation of the Guaranteed Obligations.

Section 9.6. Binding Effect and Assignment. This Guaranty shall:

(a) be binding on Guarantor and its successors and permitted assigns, and

(b) inure, together with all rights and remedies of the Agent hereunder, to the benefit of the Agent and the other Guaranteed Parties and their respective successors, transferees and assigns.

Without limiting the generality of the foregoing, the Agent and any other Guaranteed Party may (except as otherwise provided in any Loan Document) pledge, assign or otherwise transfer any right under this Guaranty to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise. No right or duty of Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of the Agent.

Section 9.7. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas.

Section 9.8. Final Agreement. This Guaranty represents the final agreement of the Guarantors and the Guaranteed Parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements between the Guarantors and the Guaranteed Parties.

Section 9.9. Counterparts; Facsimile. This Guaranty may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Guaranty may be validly delivered by facsimile or other electronic transmission of an executed counterpart of the signature page hereof.

13	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

Section 9.10. Acceptance by the Guaranteed Party. By its acceptance of the benefits hereof, the Guaranteed Parties shall be deemed to have agreed to be bound hereby and to perform any obligation on their part set forth herein.

Section 9.11. Limitation on Interest. The Guaranteed Parties and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect. Notwithstanding anything to the contrary herein or in any other Loan Document, this Guaranty shall never be construed as a contract obligating Guarantor to pay interest in excess of the maximum amount of interest permitted by applicable law from time to time in effect, and Guarantor shall have no liability hereunder to pay interest in excess of such maximum amount. The Guaranteed Parties expressly disavow any intention to charge or collect excessive unearned interest or finance charges if the maturity of any Guaranteed Obligation is accelerated. If the Agent shall collect money that is deemed to constitute interest that would otherwise increase the amount of interest paid by Guarantor to an amount in excess of that permitted by applicable law in effect at the relevant time, all such excess money deemed to constitute interest in excess of such legal limit shall be promptly returned to Guarantor. In determining whether the interest paid or payable by Guarantor, under any specific circumstance exceeds the maximum interest permitted under applicable law, the Guaranteed Parties shall, to the greatest extent permitted by applicable law: (a) characterize any non principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary payments and the effects thereof and (c) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Loan Documents evidencing the Guaranteed Obligations in accordance with the maximum amounts outstanding from time to time thereunder and the maximum legal rates of interest from time to time in effect under applicable law in order lawfully to charge the maximum amount of interest permitted under applicable law. If applicable law provides for an interest ceiling under Section 303 of the Texas Finance Code, as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the applicable law permitting the greatest interest shall apply. “Applicable law” means the Laws of the State of Texas or the Laws of the United States of America, whichever allow the greater interest, as in effect from time to time.

Section 9.12. Jurisdiction, Etc. Guarantor:

(a) irrevocably and unconditionally submits, for itself and its property, to the non—exclusive jurisdiction of any Texas State court or federal court of the United States of America sitting in the Northern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment;

(b) irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Texas State court or, to the extent permitted by law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

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(d) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any Texas State or federal court; and

(e) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Nothing in this Guaranty or any other Loan Document to which Guarantor is a party shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty in the courts of any jurisdiction.

Section 9.13. Waiver of Jury Trial. Guarantor irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of any Guaranteed Party in the negotiation, administration, performance or enforcement hereof or thereof.

[Remainder of the page intentionally left blank]

15	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

THUNDER OILFIELD SERVICES, L.L.C.	NOMAC DRILLING, L.L.C.

By	By
Name:	Name:
Title:	Title:

PERFORMANCE TECHNOLOGIES, L.L.C.	COMPASS MANUFACTURING, L.L.C.

By	By
Name:	Name:
Title:	Title:

PTL PROP SOLUTIONS, L.L.C.	MID-STATES OILFIELD MACHINE LLC

By	By
Name:	Name:
Title:	Title:

CHK DIRECTIONAL DRILLING, L.L.C.	HODGES TRUCKING COMPANY, L.L.C.

By	By
Name:	Name:
Title:	Title:

OILFIELD TRUCKING SOLUTIONS, L.L.C.	GREAT PLAINS OILFIELD RENTAL, L.L.C.

By	By
Name:	Name:
Title:	Title:

KEYSTONE ROCK & EXCAVATION, L.L.C.

By
Name:
Title:

SCHEDULE 1

to

GUARANTY

Name of Guarantor	Type of Organization	Jurisdiction of Organization	Address for Notices
THUNDER OILFIELD SERVICES, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
NOMAC DRILLING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
PERFORMANCE TECHNOLOGIES, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
COMPASS MANUFACTURING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
PTL PROP SOLUTIONS, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
MID-STATES OILFIELD MACHINE LLC	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
CHK DIRECTIONAL DRILLING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
HODGES TRUCKING COMPANY, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
OILFIELD TRUCKING SOLUTIONS, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
GREAT PLAINS OILFIELD RENTAL, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118
KEYSTONE ROCK & EXCAVATION, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

EXHIBIT A

to

GUARANTY

FORM OF GUARANTY SUPPLEMENT

                 , 20

Bank of America, N.A.,
as the Agent for the Guaranteed Parties referred to in the Guaranty referred to below

Attn:

Ladies and Gentlemen:

The undersigned refers to:

(i) the Credit Agreement dated as of November 3, 2011 (the “Credit Agreement”) among Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, the Lenders party thereto, and you, as administrative agent, and

(ii) the Guaranty dated as of November 3, 2011 (the “Guaranty”) made by the Guarantors from time to time party thereto in your favor for the benefit of the Guaranteed Parties.

Terms defined in the Credit Agreement or the Guaranty and not otherwise defined herein are used herein as defined in the Credit Agreement or the Guaranty.

SECTION 1. Guaranty. The undersigned, jointly and severally with the other Guarantors, irrevocably, absolutely, and unconditionally guarantees to each Guaranteed Party the prompt and complete payment and performance when due, and no matter how the same shall become due, of all Guaranteed Obligations and otherwise agrees to be bound in all respects by the Guaranty as if an original Guarantor party thereto, subject to any limitation set forth therein. As of the date first-above written, each reference in the Guaranty to a “Guarantor” shall also mean and be a reference to the undersigned.

SECTION 2. Information Relating to the Undersigned. The undersigned is an entity of the type specified on Schedule 1 and is organized under the laws of the jurisdiction specified on Schedule 1 and its address for notices is specified on Schedule 1.

SECTION 3. Representations and Warranties. The undersigned as of the date hereof makes each representation and warranty set forth in Section 4.1 of the Guaranty.

[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

SECTION 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the jurisdiction whose laws the Guaranty provides will govern it.

Very truly yours,

[GUARANTOR]

By
Name:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST-ABOVE STATED.

BANK OF AMERICA, N.A., on behalf of the Guaranteed Parties

By
Name:
Title:

2	[Chesapeake Oilfield Operating, L.L.C. – Guaranty]

EXHIBIT G

FORM OF SECURITY AGREEMENT

G-1

Form of Security Agreement

SECURITY AGREEMENT

dated as of November 3, 2011

of

CHESAPEAKE OILFIELD OPERATING, L.L.C., each other Grantor listed on the signature pages hereof and each other Grantor that otherwise may become a party hereto in favor of

BANK OF AMERICA, N.A., as Administrative Agent

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

i	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

Schedules
Schedule 1	Address for Notices and Jurisdiction of Organization
Schedule 2	Scheduled Collateral
Annex I to Schedule 2	Property with Ownership Evidenced by a Certificate of Title

Exhibits
Exhibit A	Form of Grantor Accession Agreement
Exhibit B	Form of Intellectual Property Security Agreement

ii	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

THIS SECURITY AGREEMENT is made as of November 3, 2011, among CHESAPEAKE OILFIELD OPERATING, L.L.C. (the “Borrower”) and each other Grantor listed on the signature pages hereof and that may become parties hereto pursuant to Section 7.2(b) and BANK OF AMERICA, N.A., as administrative agent under the Credit Agreement (the “Secured Party”) for the benefit of the Beneficiaries.

RECITALS

A. The Borrower, the Secured Party, certain lenders (collectively, the “Lenders”) and the L/C Issuers are parties to the Credit Agreement dated as of even date herewith (the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders have agreed to extend credit to the Borrower and pursuant to certain Secured Hedge Agreements and Secured Cash Management Agreements, certain Lenders may enter into, or Affiliates of Lenders may enter into, other transactions with the Loan Parties.

C. In order to induce the Beneficiaries to extend such credit, to issue letters of credit and to enter into such Secured Hedge Agreements and Secured Cash Management Agreements, Grantor has agreed to grant to the Secured Party, for the benefit of the Beneficiaries, a security interest in the Collateral.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties acknowledge, each Grantor and Secured Party agree as follows:

ARTICLE I

Definitions and References

Section 1.1. Definitions in Credit Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings specified in the Credit Agreement.

Section 1.2. Definitions in the UCC, etc. The following terms have the meanings specified in the UCC:

(a) Account.

(b) Chattel Paper.

(c) Commercial Tort Claim.

(d) Deposit Account.

(e) Document.

(f) Electronic Chattel Paper.

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(g) Equipment.

(h) General Intangible.

(i) Instrument.

(j) Inventory.

(k) Investment Property.

(l) Letter of Credit Right.

(m) Payment Intangible.

(n) Proceeds.

(o) Securities Account.

(p) Security.

(q) Uncertificated Security.

Other terms used in this Agreement that are defined in the UCC and not otherwise defined herein or in the Credit Agreement have the meanings specified in the UCC, unless the context otherwise requires.

Section 1.3. Definitions in this Agreement. The following terms have the following meanings:

“Beneficiaries” means the Secured Party, each L/C Issuer, the Lenders, any Affiliate of any Lender and any other Person to which any Secured Obligation is owed.

“Collateral” means, with respect to any Grantor, all property described in Section 2.1 in which such Grantor has any right, title or interest. References to Collateral herein with respect to a Grantor are intended to refer to Collateral in which such Grantor has any right, title or interest and not to Collateral in which any other Grantor has any right, title or interest.

“Credit Agreement” has the meaning specified in Recital A.

“Grantor” means each Person granting a security interest in any Collateral pursuant to this Agreement. References to “Grantor” in this Agreement are intended to refer to each such Person as if such Person were the only grantor pursuant to this Agreement, except:

(a) that references to “any Grantor” or “each Grantor” and similar references are meant to refer to each Person that is a Grantor,

(b) that references to “the Grantors” are meant to refer to collectively to all Persons that are Grantors and

(c) as otherwise may be specifically set forth herein.

2	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

“Intellectual Property Collateral” has the meaning specified in Exhibit B.

“Intellectual Property License” has the meaning specified in Exhibit B.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement substantially in the form of Exhibit B.

“Lenders” has the meaning specified in Recital A.

“Pledged Debt” means all Investment Property and General Intangibles constituting or pertaining to Indebtedness owing by any Person to Grantor.

“Pledged Equity” means all Investment Property and General Intangibles constituting or pertaining to Equity Interests in Persons.

“Secured Obligations” means all Obligations of all Loan Parties now or hereafter arising, including all Obligations of the Loan Parties in respect of Secured Hedge Agreements and Secured Cash Management Agreements.

“Secured Party” has the meaning specified in the preamble.

“Securities Act” means the Securities Act of 1933.

“UCC” means the Uniform Commercial Code in effect in the State of Texas from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.4. Rules of Construction; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(b) Unless otherwise specified, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

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(c) The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d) All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(e) Any reference to any Law herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g) Except as specified otherwise, references to any document, instrument, or agreement shall include:

(i) all exhibits, schedules, and other attachments thereto, and

(ii) all documents, instruments, or agreements issued or executed in replacement thereof.

(h) A title appearing at the beginning of any subdivision is for convenience only, does not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivision.

(i) The phrases “this Section” and “this subsection” and similar phrases refer only to the section or subsection hereof in which such phrases occur.

(j) The word “or” is not exclusive.

ARTICLE II

Security Interest

Section 2.1. Grant of Security Interest. As collateral security for the payment and performance of all Secured Obligations, Grantor pledges, collaterally assigns and grants to the Secured Party for the benefit of the Beneficiaries a continuing security interest in all right, title and interest of Grantor in and to all of the following property, whether now owned or existing or hereafter acquired or arising, regardless of where located and howsoever Grantor’s interests therein arise, whether by ownership, security interest, claim or otherwise:

(a) Accounts.

(b) General Intangibles, including all Payment Intangibles and all Equity Interests listed on Schedule 2 that are General Intangibles.

(c) Documents.

4	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(d) Instruments.

(e) Inventory.

(f) Equipment, including all drilling rigs and related equipment and hydraulic fracturing equipment listed on Schedule 2, all parts thereof, all accessions thereto, and all replacements therefor.

(g) Deposit Accounts, including all Deposit Accounts listed on Schedule 2.

(h) Investment Property, including:

(i) all Equity Interests listed on Schedule 2 that are Investment Property,

(ii) all Securities Accounts listed on Schedule 2, and

(iii) all Pledged Debt, including all Indebtedness listed on Schedule 2.

(i) Commercial Tort Claims that are listed opposite Grantor’s name on Schedule 2, as in effect on the date hereof or as hereafter modified pursuant to Section 4.2(h).

(j) Letter of Credit Rights, including all Letter of Credit Rights listed on Schedule 2.

(k) Chattel Paper.

(l) Intellectual Property Collateral.

(m) Books and records (including customer lists, marketing information, credit files, price lists, operating records, vendor and supplier price lists, sales literature, computer software, computer hardware, computer disks and tapes and other storage media, printouts and other materials and records) pertaining to any Collateral.

(n) Money and property of any kind from time to time in the possession or under the control of any Beneficiary.

(o) Proceeds of the foregoing.

Notwithstanding the foregoing, this Section 2.1 does not grant a security interest in any property to the extent that such grant is prohibited under any agreement relating to such property and the violation of such prohibition would cause Grantor to lose its interest in or rights with respect to such property, except to the extent that Subchapter D of Chapter 9 of the UCC would render such prohibition ineffective.

Section 2.2. Secured Obligations Secured.

(a) The security interest created hereby in the Collateral secures the payment and performance of all Secured Obligations.

5	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(b) Without limiting the generality of the foregoing, this Agreement secures, as to Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by any Loan Party to any Beneficiary but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

(c) Notwithstanding any other provision of this Agreement, with respect to any Grantor, the liability of such Grantor hereunder and under each other Loan Document to which it is a party shall be limited to the maximum liability that such Grantor may incur without rendering this Agreement and such other Loan Documents subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state or federal law. This subsection (c) shall not apply to the Borrower.

ARTICLE III

Representations and Warranties

Section 3.1. Representations and Warranties. Grantor represents and warrants to the Beneficiaries as follows:

(a) If Grantor is not the Borrower, each representation and warranty made by the Borrower with respect to Grantor in any other Loan Document is correct.

(b) Grantor has and will have at all times the right, power and authority to grant to the Secured Party as provided herein a security interest in the Collateral, free and clear of any Lien. This Agreement creates a valid and binding security interest in favor of the Secured Party in the Collateral, securing the Secured Obligations.

(c) None of the Collateral that constitutes goods:

(i) is covered by any Document, except for Documents that are subject hereto and have been delivered to the Secured Party;

(ii) is subject to any landlord’s lien or similar Lien;

(iii) has been related to, attached to, or used in connection with any real property so as to constitute a fixture upon such real property, except for real property that is subject to a Lien in favor of the Secured Party;

(iv) is installed in or affixed to other goods so as to be an accession to such other goods, unless such other goods are included in the Collateral; or

(v) is in the possession of any Person other than Grantor or the Secured Party, except for Collateral being transported in the ordinary course of business.

(d) With respect to Pledged Equity:

6	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(i) All units and other securities constituting Pledged Equity have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person or of any agreement by which Grantor or any issuer of Pledged Equity is bound.

(ii) The Pledged Equity listed on Schedule 2 constitutes all equity interests owned by Grantor in its Subsidiaries. Grantor has delivered to the Secured Party all certificates, if any, evidencing such Pledged Equity, duly indorsed, or accompanied by stock powers duly indorsed, in blank for transfer.

(iii) All documentary, stamp or other taxes or fees owing in connection with the issuance, transfer or pledge of any Pledged Equity (or rights in respect thereof) have been paid.

(iv) No contractual restriction or condition exists with respect to the transfer, voting or capital of any Pledged Equity.

(v) Except as disclosed on Schedule 2, no Grantor or issuer of Pledged Equity has any outstanding subscription agreement, option, warrant or convertible security outstanding or any other right outstanding pursuant to which any Person would be entitled to have issued to it units of ownership interest in any issuer of Pledged Equity.

(vi) Grantor has taken, concurrently herewith is taking, or has authorized Secured Party to take all actions necessary to perfect the Secured Party’s security interest in Pledged Equity, including any registration, filing or notice that may be necessary under Article 8 or 9 of the UCC, and no other Person has any such registration, filing or notice in effect.

(vii) Schedule 2 correctly and completely reflects all Pledged Equity owned by Grantor as of the date hereof, other than Pledged Equity held for investment purposes, and Schedule 2 accurately sets forth the percentage of each class or series of Equity Interests issued by the issuer of such Pledged Equity that is held by Grantor.

(viii) Schedule 2 sets forth all agreements, including all operating, management, voting and shareholder agreements to which Grantor is a party or by which it is bound and that relate to Pledged Equity and a correct and complete copy of each such Agreement has been delivered to counsel for the Secured Party.

(ix) No issuer of Pledged Equity has made any call for capital that has not been fully paid by Grantor and each other holder of Equity Interests of such issuer.

(x) Neither Grantor nor any other holder of equity issued by any issuer of Pledged Equity is in default under any agreement relating to Pledged Equity,.

(xi) Neither the execution, delivery or performance of this Agreement nor the exercise of any right or remedy of the Secured Party hereunder will cause a default under any agreement in respect of Pledged Equity or otherwise adversely affect or diminish any Pledged Equity.

7	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(xii) Grantor’s rights under any agreement in respect of Pledged Equity are enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

(xiii) The Pledged Equity is a General Intangible, not a Security, under the UCC.

(e) Grantor has delivered to the Secured Party all Instruments and other writings evidencing Pledged Debt in existence on the date hereof, in suitable form for transfer by delivery with any necessary endorsement or accompanied by fully executed instruments of transfer or assignment in blank.

(f) Grantor has no Deposit Account as of the date hereof other than those listed on Schedule 2.

(g) Grantor has no Securities Account as of the date hereof other than those listed on Schedule 2.

(h) Grantor is the beneficiary of no Letter of Credit Right as of the date hereof other than those listed on Schedule 2.

(i) Grantor is not aware of any Commercial Tort Claim that it has other than those listed on Schedule 2.

(j) As of the Closing Date, there is no Intellectual Property Collateral included within the Collateral which is material to Grantor’s business.

(k) Grantor is an entity of the type specified on Schedule 1 (or Schedule 1 to any security agreement supplement delivered by it pursuant to Section 7.2(b)) opposite its name and is organized under the laws of the jurisdiction specified in such Schedule opposite its name, which is Grantor’s location pursuant to the UCC. Except as disclosed on Schedule 1, Grantor has not conducted business under any name in the past 5 years except the name in which it has executed this Agreement, which is the exact name that appears in Grantor’s Organizational Documents.

(l) Grantor has good and marketable title to the Collateral, free and clear of all Liens, except for the security interest created by this Agreement. No effective financing statement or other registration or instrument similar in effect covering any Collateral is on file in any recording office except any that have been filed in favor of the Secured Party relating to this Agreement.

(m) Grantor, if other than the Borrower, has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and Grantor, if other than the Borrower, has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Loan Party.

8	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(n) The direct or indirect value of the consideration received and to be received by Grantor in connection herewith is reasonably worth at least as much as the liability of Grantor hereunder and under each other Loan Document to which Grantor is a party, and the incurrence of such liability in return for such consideration may reasonably be expected to benefit Grantor, directly or indirectly. Grantor is not “insolvent” on the date hereof (that is, the sum of Grantor’s absolute and contingent liabilities, including its Obligations hereunder and under each other Loan Document to which Grantor is a party, does not exceed the fair market value of Grantor’s assets). Grantor’s capital is adequate for the businesses in which Grantor is engaged and intends to be engaged. Grantor has not incurred (whether hereby or otherwise), nor does Grantor intend to incur or believe that it will incur, debts that will be beyond its ability to pay as such debts mature. All balance sheets, earning statements, financial data and other information concerning Grantor that have been furnished to Agent and each Lender to induce it to accept this Agreement (or otherwise furnished to Agent and each Lender in connection with the transactions contemplated hereby or associated herewith) fairly represent the financial condition of Grantor as of the dates and the results of Grantor’s operations for the periods for which the same are furnished. None of such balance sheets, earnings and cash flow statements, financial data and other information contains any untrue statement of a material fact or omits to state any material fact that is necessary to make any statements contained therein not misleading.

ARTICLE IV

Covenants

Section 4.1. General Covenants Applicable to Collateral. Grantor will at all times perform and observe the covenants contained in the Credit Agreement that are applicable to Grantor (whether made by the Borrower or otherwise) for so long as any Secured Obligation is outstanding. In addition, Grantor will, so long as this Agreement shall be in effect, perform and observe the following:

(a) Without limitation of any other covenant herein, Grantor shall not cause or permit any change in its name, identity or organizational structure, or any change to its jurisdiction of organization, unless Grantor shall have first:

(i) notified the Secured Party of such change at least 30 days prior to the effective date of such change (or such shorter notice as the Secured Party may approve), and

(ii) taken all action requested by the Secured Party (under the following subsection (b) or otherwise) for the purpose of further confirming and protecting the Secured Party’s security interest and rights under this Agreement and the perfection and priority thereof.

In any notice delivered pursuant to this subsection, Grantor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Secured Party’s security interest in the Collateral.

9	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(b) Grantor will, at its expense and as from time to time requested by the Secured Party, promptly execute and deliver all further instruments, agreements, filings and registrations, and take all further action, in order:

(i) to confirm and validate this Agreement and the Secured Party’s rights and remedies hereunder;

(ii) to correct any error or omission in the description herein of the Secured Obligations or the Collateral or in any other provision hereof;

(iii) to perfect, register and protect the security interest and rights created or purported to be created hereby or to maintain or upgrade in rank the priority of such security interests and rights;

(iv) to enable the Secured Party to exercise and enforce its rights and remedies hereunder; or

(v) otherwise to give the Secured Party the full benefits of the rights and remedies described in or granted under this Agreement.

As part of the foregoing, Grantor will, whenever requested by the Secured Party, mark its books and records relating to any Collateral to reflect that such Collateral is subject to this Agreement and the security interests hereunder.

(c) Grantor will keep adequate records concerning the Collateral and will permit the Secured Party and all representatives appointed by the Secured Party, including independent accountants, agents, attorneys, appraisers and any other persons, to inspect any of the Collateral and the books and records of or relating to the Collateral at any time during normal business hours, and to make photocopies and photographs thereof, and to write down and record any information that such representatives obtain.

(d) Upon request from time to time by the Secured Party, Grantor will furnish to the Secured Party:

(i) any information concerning any covenant, provision or representation contained herein or any other matter in connection with the Collateral or Grantor’s business, properties or financial condition, and

(ii) statements and schedules identifying and describing the Collateral and other reports and information requested in connection with the Collateral, all in reasonable detail.

10	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

(e) Grantor will:

(i) Maintain good and marketable title to all Collateral, free and clear of all Liens except for the security interest created by this Agreement, and not grant or allow any such Lien to exist.

(ii) Not allow to remain in effect, and cause to be terminated, any financing statement or other registration or instrument similar in effect covering any Collateral, except any that has been filed in favor of the Secured Party relating to this Agreement.

(iii) Apply, within 90 days after the receipt thereof, any proceeds of insurance to replace or repair all Collateral in respect of which such proceeds were received.

(iv) Defend the Secured Party’s right, title and special property and security interest in and to the Collateral against the claims of any Person.

(f) Grantor will cause all insurance policies covering the Collateral to name the Secured Party as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), in each case as its interest may appear, and providing for not less than 30 days’ prior notice to Secured Party of termination, lapse or cancellation of such insurance.

(g) Grantor shall not take any action that would, or fail to take any action if such failure would, impair the enforceability, perfection or priority of the Secured Party’s security interest in any Collateral.

Section 4.2. Covenants for Specified Types of Collateral. For so long as any Secured Obligation is outstanding:

(a) Grantor will, promptly upon request by the Secured Party, mark each item of Chattel Paper that is included in the Collateral with a legend indicating that such item is subject to the security interest granted by this Agreement.

(b) Grantor will, upon request by the Secured Party promptly deliver to the Secured Party all Documents and Instruments included in the Collateral. All such Documents and Instruments shall be held by or on behalf of the Secured Party pursuant hereto and shall be delivered in suitable form for transfer by delivery with any necessary endorsement or shall be accompanied by fully executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party.

(c) Grantor will:

(i) Maintain, preserve, protect and keep all Equipment and Inventory in good condition, repair and working order, and will cause Equipment to be used and operated in a good and workmanlike manner, in accordance with applicable Law, in each case in a in a manner that will not make void or cancelable any insurance with respect to the Equipment or Inventory.

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(ii) Promptly make or cause to be made all repairs, replacements and other improvements to or in connection with the Equipment that are necessary or desirable or that the Secured Party may request.

(iii) Not allow any Inventory to be evidenced by a Document.

(iv) Promptly furnish to the Secured Party a statement describing any material loss or damage to any Equipment or Inventory.

(v) Promptly furnish to the Secured Party upon the acquisition of any drilling rig or related equipment or hydraulic fracturing equipment, (i) a supplement or update to Schedule 2 providing such information as may be necessary for such Schedule 2 to contain a complete and accurate list of all such Equipment after giving effect to such acquisition and (ii) new certificates of insurance (or supplements to previously delivered certificates of insurance) demonstrating that such newly acquired drilling rig or related equipment or hydraulic fracturing equipment is insured as required by the Loan Documents.

(vi) Not permit any Collateral that constitutes Equipment to at any time become so related to attached to, or used in connection with any particular real property so as to become a fixture upon such real property, or to be installed in or affixed to other goods so as to become an accession to such other goods unless such real property or other goods are also collateral security for the Secured Obligations.

(d) If at any time there exists Collateral in which a security interest may be perfected by a notation on the certificate of title or similar evidence of ownership of such Collateral, Grantor will, promptly upon request by the Secured Party, deliver to the Secured Party all certificates of title and similar evidences of ownership, all applications therefor, and all other documents that are necessary or appropriate in order to register the Secured Party’s security interest in such Collateral on such certificate of title or other evidence of ownership or in otherwise perfecting the Secured Party’s security interest in such Collateral.

(e) For each Deposit Account that Grantor at any time maintains, Grantor will, pursuant to an agreement in form and substance satisfactory to the Secured Party, at the Secured Party’s option, require that depository bank that maintains such Deposit Account agree to comply at any time with instructions from the Secured Party to such depository bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of Grantor, or take such other action as the Secured Party may approve in order to perfect the Secured Party’s security interest in such Deposit Account. This subsection shall not apply to any Deposit Account:

(i) for which the Secured Party is the depository bank, or

(ii) that is specially and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Grantor’s salaried employees.

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(f) (i) If Grantor shall at any time hold or acquire any certificated Security, Grantor will forthwith endorse, assign, and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(ii) If any Security now or hereafter acquired by Grantor is an Uncertificated Security and is issued to Grantor or its nominee directly by the issuer thereof, Grantor will immediately notify the Secured Party of such issuance and, pursuant to an agreement in form and substance satisfactory to the Secured Party, cause the issuer thereof to agree to comply with instructions from the Secured Party as to such Security, without further consent of Grantor or such nominee, or take such other action as the Secured Party may approve in order to perfect the Secured Party’s security interest in such Security.

(iii) If any Security, whether certificated or uncertificated, or other Investment Property or other asset now or hereafter acquired by Grantor, is held by Grantor or its nominee through a securities intermediary or commodity intermediary, Grantor will immediately notify the Secured Party thereof, and, at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party, either:

(A) cause such securities intermediary or commodity intermediary to agree to comply with entitlement orders or other instructions from the Secured Party to such securities intermediary as to such securities or other Investment Property, or to apply any value distributed on account of any commodity contract as directed by the Secured Party to such commodity intermediary, in each case without further consent of Grantor or such nominee, or

(B) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Secured Party to become the entitlement holder with respect to such Investment Property, with Grantor being permitted to exercise rights to withdraw or otherwise deal with such Investment Property.

Subsections (A) and (B) above shall not apply to any financial asset credited to a Securities Account for which the Secured Party is the securities intermediary or commodity intermediary.

(iv) Grantor shall not permit any Pledged Equity that is an equity interest in a limited liability company or a limited partnership and that is a General Intangible to become Investment Property unless Grantor first gives the Secured Party at least 30-days’ prior notice (or such shorter notice as the Secured Party may approve) and takes such steps as the Secured Party shall request in connection with the perfection or priority of the Secured Party’s security interest therein as provided in subsections (i) and (ii) above.

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(v) Grantor shall not:

(A) adjust, settle, compromise, amend or modify any right in respect of any Pledged Equity or any agreement relating thereto;

(B) permit the creation of any additional equity interest in any issuer of Pledged Equity, unless immediately upon creation the same is pledged to the Secured Party pursuant hereto to the extent necessary to give the Secured Party a first-priority security interest in such Pledged Equity after such creation that is in the aggregate at least the same percentage of such Pledged Equity as was subject hereto before such issue, whether such additional interest is presently vested or will vest upon the payment of money or the occurrence or nonoccurrence of any other condition; or

(C) enter into any agreement, other than the Loan Documents, creating, or otherwise permit to exist, any restriction or condition upon the transfer or exercise of any rights in respect of any Pledged Equity, including any restriction or condition upon the transfer, voting or control of any Pledged Equity.

(g) If Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Grantor, Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, pursuant to an agreement in form and substance satisfactory to the Secured Party, either:

(i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Secured Party of the proceeds of any drawing under such letter of credit or

(ii) arrange for the Secured Party to become the transferee beneficiary of such letter of credit.

(h) If Grantor shall at any time after the date hereof have a Commercial Tort Claim, Grantor shall promptly notify the Secured Party in writing of the details thereof and execute and deliver to the Secured Party a supplement to Schedule 2 listing such Commercial Tort Claim, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and shall make such Commercial Tort Claim collateral security subject to this Agreement.

(i) Grantor will:

(i) Maintain and protect the validity and enforceability of all Intellectual Property Collateral that is material to Grantor’s business.

(ii) Defend and protect the Intellectual Property Collateral and its rights thereunder against any infringement, dilution, or misappropriation and will defend any claim or administrative or arbitral challenge that questions the validity or enforceability of Intellectual Property Collateral, Grantor’s purported rights therein and thereunder or Grantor’s rights to register or patent the same or to use and practice the same in its business.

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(iii) Give the Secured Party notice of any proceeding in which such defense or protection is being carried on.

(iv) Diligently prosecute and maintain all applications and registrations for any such Intellectual Property Collateral, and notify the Secured Party whenever it learns that any application or registration relating to any such Intellectual Property Collateral has been (or is alleged to have been) abandoned or otherwise terminated.

(v) At least 30 days prior to filing any application for registration of any Intellectual Property Collateral (or any similar request) with the United States Copyright Office, the United States Patent and Trademark Office, or any similar office or agency of the United States, any State thereof or other country, or any political subdivision thereof (or by such shorter notice as the Secured Party may approve), give the Secured Party notice of such intended filing and, upon the Secured Party’s request, execute, deliver and file any agreement, instrument, registration or filing (including any Intellectual Property Security Agreement, with the schedules thereto appropriately completed) that the Secured Party may request to confirm the Secured Party’s security interest therein and to put such security interest of record in such office.

Grantor appoints the Secured Party as its attorney in fact to do the foregoing. Such power of attorney is irrevocable and coupled with an interest and is to be used by the Secured Party solely for the benefit of the Beneficiaries.

ARTICLE V

Voting and Distribution Rights in Respect Of Pledged Equity

Section 5.1. Voting Rights. Grantor shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Equity or any part thereof for any purpose; provided that Grantor shall not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of any Pledged Equity or on the Secured Party’s security interest or the value thereof.

Section 5.2. Dividend Rights While No Event of Default Exists. Grantor shall be entitled to receive and retain all dividends, interest and other distributions paid in respect of the Pledged Equity if and to the extent that the payment thereof is not otherwise prohibited by the Loan Documents; provided that:

(a) all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Equity;

(b) all dividends and other distributions paid or payable in cash in respect of any Pledged Equity in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus; and

(c) all cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Equity,

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shall be forthwith delivered to the Secured Party to hold as, Collateral and shall, if received by Grantor, be held in trust for the benefit of the Secured Party, be segregated from the other property or funds of Grantor and be forthwith delivered by Grantor to the Secured Party as Pledged Equity in the same form as so received (with any necessary indorsement).

Section 5.3. Actions by Secured Party. The Secured Party will execute and deliver (or cause to be executed and delivered) to Grantor all such instruments as Grantor may reasonably request for the purpose of enabling Grantor to receive the benefits of Section 5.1 and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to Section 5.2.

Section 5.4. Rights While an Event of Default Exists. Upon the occurrence and during the continuance of an Event of Default:

(a) All rights of Grantor to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2 shall automatically cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to receive and hold as Pledged Equity such dividends, interest and other distributions.

(b) All dividends, interest and other distributions that are received by Grantor contrary to subsection (a) above shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Secured Party as Pledged Equity in the same form as so received (with any necessary indorsement).

ARTICLE VI

Remedies, Powers and Authorizations

Section 6.1. Normal Provisions Concerning the Collateral.

(a) Grantor irrevocably authorizes the Secured Party at any time and from time to time to file, without the signature of Grantor, in any jurisdiction any amendments to existing financing statements, any initial financing statements, any other registrations related to Secured Party’s security interest and rights hereunder, and amendments in respect of any of the foregoing that:

(i) indicate the Collateral as being:

(A) “all assets of Grantor and all proceeds thereof, and all rights and privileges with respect thereto” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Chapter 9 of the UCC or the granting clause of this Agreement, or

(B) of an equal or lesser scope or with greater detail;

(ii) contain any other information required for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor; and

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(iii) properly effectuate the transactions described in the Loan Documents, as determined by the Secured Party in its discretion.

Grantor will furnish any such information to the Secured Party promptly upon request. A carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction by the Secured Party. Grantor ratifies and approves all financing statements heretofore filed by or on behalf of the Secured Party in any jurisdiction in connection with the transactions contemplated hereby.

(b) Grantor appoints the Secured Party as Grantor’s attorney in fact and proxy, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Secured Party’s discretion, to take any action and to execute any instrument that the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement including any action or instrument:

(i) to obtain and adjust any insurance required to be paid to the Secured Party pursuant hereto;

(ii) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral;

(iii) to receive, indorse and collect any drafts or other Instruments or Documents;

(iv) to enforce any obligations included in the Collateral; and

(v) to file any claims or take any action or institute any proceedings that the Secured Party may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of Grantor or the Secured Party with respect to any Collateral.

Such power of attorney and proxy are coupled with an interest, are irrevocable, and are to be used by the Secured Party solely during the continuance of an Event of Default for the sole benefit of the Beneficiaries.

(c) If Grantor fails to perform any agreement or obligation contained herein, the Secured Party may, but shall have no obligation to, itself perform, or cause performance of, such agreement or obligation, and the expenses of the Secured Party incurred in connection therewith shall be payable by Grantor under Section 6.6.

(d) If any Collateral in which Grantor has granted a security interest hereunder is at any time in the possession or control of any warehouseman, bailee or any of Grantor’s agents, Grantor shall, upon the request of the Secured Party, notify such warehouseman, bailee or agent

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of the Secured Party’s rights hereunder and instruct such Person to hold all such Collateral for the Secured Party’s account subject to the Secured Party’s instructions. No such request by the Secured Party shall be deemed a waiver of any provision hereof that was otherwise violated by such Collateral being held by such Person prior to such instructions by Grantor.

(e) The Secured Party shall have the right, at any time in its discretion and without notice to Grantor, to transfer to or to register in the name of the Secured Party or any of its nominees any Investment Property or other Pledged Equity, subject only to the rights retained pursuant to Section 5.1. The Secured Party also shall have the right at any time to:

(i) exchange certificates or instruments representing or evidencing such Investment Property or other Pledged Equity for certificates or instruments of smaller or larger denominations, and

(ii) convert Investment Property or other Pledged Equity consisting of financial assets credited to any Securities Account to Investment Property or other Pledged Equity consisting of financial assets held directly by the Secured Party, and to convert Investment Property or other Pledged Equity consisting of financial assets held directly by the Secured Party to Investment Property or other Pledged Equity consisting of financial assets credited to a Securities Account.

(f) Anything herein to the contrary notwithstanding:

(i) Grantor shall remain liable to perform all duties and obligations under the agreements included in the Collateral to the same extent as if this Agreement had not been executed.

(ii) The exercise by the Secured Party of any right hereunder shall not release Grantor from any duty or obligation under any agreement included in the Collateral.

(iii) No Beneficiary shall have any obligation or liability under the agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Beneficiary be obligated to perform any duty or obligation of Grantor thereunder or take any action to collect or enforce any claim for payment assigned hereunder.

Section 6.2. Event of Default; Remedies. If an Event of Default shall have occurred and be continuing, the Secured Party may from time to time in its discretion, without limitation and without notice except as expressly provided below:

(a) Exercise in respect of the Collateral, in addition to any other right and remedy provided for herein, under the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and any other applicable law.

(b) Require Grantor to, and Grantor will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it (together with all books, records and information of Grantor relating thereto) available to the Secured Party at a place to be designated by the Secured Party that is reasonably convenient to both parties.

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(c) Prior to the disposition of any Collateral:

(i) to the extent permitted by applicable Law, enter, with or without process of law and without breach of the peace, any premises where any Collateral is or may be located, and without charge or liability to the Secured Party seize and remove such Collateral from such premises;

(ii) have access to and use the Company’s books, records, and information relating to the Collateral; and

(iii) store or transfer any Collateral without charge in or by means of any storage or transportation facility owned or leased by Grantor, process, repair or recondition any Collateral or otherwise prepare it for disposition in any manner and to the extent the Secured Party deems appropriate and, in connection with such preparation and disposition, use without charge any copyright, trademark, trade name, patent or technical process used by Grantor.

(d) Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure.

(e) Dispose of, at its office, on the premises of Grantor or elsewhere, any Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (but that the sale of any Collateral shall not exhaust the Secured Party’s power of sale, and sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Secured Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any Collateral.

(f) Buy (or allow any Beneficiary to buy) Collateral, or any part thereof, at any public sale.

(g) Buy (or allow any Beneficiary to buy) Collateral, or any part thereof, at any private sale if any Collateral is of a type customarily sold in a recognized market or is of a type that is the subject of widely distributed standard price quotations.

(h) Apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Grantor consents to any such appointment.

(i) Comply with any applicable state or federal Law requirement in connection with a disposition of Collateral and such compliance shall not be considered to affect adversely the commercial reasonableness of any sale of Collateral.

(j) Sell Collateral without giving any warranty, with respect to title or any other matter and for cash, on credit or for non-cash consideration as the Secured Party determines is appropriate.

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(k) Notify (or to require Grantor to notify) any and all obligors under any Account, Payment Intangible, Instrument or other right to payment included in the Collateral of the assignment thereof to the Secured Party under this Agreement and to direct such obligors to make payment of all amounts due or to become due to Grantor thereunder directly to the Secured Party and, upon such notification and at the expense of Grantor and to the extent permitted by law, to enforce collection of any such Account, Payment Intangible, Instrument or other right to payment and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor could have done. After Grantor receives notice that the Secured Party has given (or after the Secured Party has required Grantor to give) any notice referred to above in this subsection:

(i) all amounts and proceeds (including instruments and writings) received by Grantor in respect of any Account, Payment Intangible, Instrument or other right to payment included in the Collateral shall be received in trust for the benefit of the Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Secured Party in the same form as so received (with any necessary indorsement) to be, at the Secured Party’s discretion, either:

(A) held as cash collateral and released to Grantor upon the remedy of all Defaults and Events of Default, or

(B) while an Event of Default is continuing, applied as specified in Section 6.3, and

(ii) Grantor shall not adjust, settle or compromise the amount or payment of any Account, Payment Intangible, Instrument, or other right to payment included in the Collateral or release wholly or partly any account debtor or obligor thereon or allow any credit or discount thereon.

(l) Give any entitlement order, instruction or direction in respect of any Investment Property or Deposit Account to any issuer, bank, securities intermediary, or commodity intermediary.

(m) Give an instruction to any depository bank that maintains a Deposit Account for Grantor with respect to the disposition of funds credited thereto or restrict the ability of Grantor to withdraw funds credited thereto, except as authorized in any other Loan Document.

(n) Do any of the following:

(i) License, or sublicense, whether by a general or special license or otherwise, and whether on an exclusive or non-exclusive basis, any Intellectual Property Collateral throughout the world for such term or terms, on such conditions and in such manner as the Secured Party shall in its sole discretion determine.

(ii) Without assuming any obligation or liability thereunder), at any time and from time to time, in its sole discretion, enforce (and shall have the exclusive right to enforce) against any licensee or sublicense all rights and remedies of Grantor in, to and under any Intellectual Property License and take or refrain from taking any action under

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any thereof, and GRANTOR RELEASES THE BENEFICIARIES FROM, AND WILL HOLD THE BENEFICIARIES FREE AND HARMLESS FROM AND AGAINST, ANY CLAIM OR EXPENSE ARISING OUT OF ANY LAWFUL ACTION SO TAKEN OR OMITTED TO BE TAKEN WITH RESPECT THERETO.

(iii) Direct Grantor to, and upon receiving such direction Grantor will, execute and deliver to the Secured Party a power of attorney, in form and substance satisfactory to the Secured Party, for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property Collateral or any action related thereto.

(iv) Following any disposition of Intellectual Property Collateral pursuant to this subsection, direct Grantor to, and upon receiving such direction Grantor will, supply its know-how and expertise relating to the manufacture and sale of the products relating thereto or the products or services made or rendered in connection therewith, and its customer lists and other records relating thereto and to the distribution of said products, to the Secured Party.

(o) To the extent notice of sale shall be required by law with respect to Collateral, at least 10-days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification; provided that, if the Secured Party fails in any respect to give such notice, its liability for such failure shall be limited to the liability (if any) imposed on it by law under the UCC. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 6.3. Application of Proceeds. If an Event of Default shall have occurred and be continuing, any cash held by or on behalf of the Secured Party and all cash proceeds received by or on behalf of the Secured Party in respect of any sale of, collection from, or other realization upon any Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and/or then or at any time thereafter applied in whole or in part by the Secured Party for the benefit of the Beneficiaries against, any Secured Obligation, in the following manner:

(a) First, paid to the Secured Party for any amounts then owing to the Secured Party pursuant to the Credit Agreement or otherwise under the Loan Documents or that has otherwise been incurred by the Secured Party in connection with the payment or other satisfaction of any Lien, encumbrance or adverse claim upon or against any Collateral or any other action that the Secured Party determines is reasonably appropriate in connection with the preservation or maintenance of the Collateral.

(b) Second, paid to the Beneficiaries in payment of the Secured Obligations, ratably in accordance with the respective amounts thereof then owing to the Beneficiaries or as otherwise provided in the Credit Agreement.

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(c) Third, any surplus of such cash or cash proceeds held by or on the behalf of the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whatever Person may be lawfully entitled to receive such surplus.

Section 6.4. Deficiency. If the proceeds of any sale, collection or realization of or upon the Collateral of the Grantors by the Secured Party are insufficient to pay all Secured Obligations and all other amounts to which the Secured Party is entitled, Grantor shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees of any attorneys employed by the Secured Party and/or the other Beneficiaries to collect such deficiency. Collateral may be sold at a loss to Grantor, and the Secured Party shall have no liability or responsibility to Grantor for such loss. Grantor acknowledges that a private sale may result in less proceeds than a public sale.

Section 6.5. Private Sales of Investment Property and Other Pledged Equity. The Beneficiaries may deem it impracticable to effect a public sale of any Investment Property or other Pledged Equity and may determine to make one or more private sales of such Investment Property or other Pledged Equity to a restricted group of purchasers that will be obligated to agree, among other things, to acquire the same for their own account, for investment and not with a view to the distribution or resale thereof. Any such private sale may be at a price and on other terms less favorable to the seller than the price and other terms that might have been obtained at a public sale. Any such private sale nevertheless shall be deemed to have been made in a commercially reasonable manner, and neither the Secured Party nor any other Beneficiary shall have any obligation to delay sale of any such Investment Property or other Pledged Equity for the period of time necessary to permit their registration for public sale under the Securities Act. Any offer to sell any such Collateral that has been:

(i) publicly advertised on a bona-fide basis in a newspaper or other publication of general circulation in the financial community of Dallas, Texas (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or

(ii) made privately in the manner described above to not less than 15 bona - fide offerees,

shall be deemed to involve a “public disposition” under Section 9-610(c) of the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and any Beneficiary may bid for such Collateral.

Section 6.6. Indemnity and Expenses. In addition to, but not in qualification or limitation of, any similar obligations under other Loan Documents:

(a) Grantors jointly and severally will indemnify the Secured Party, each other Beneficiary and any agent appointed pursuant to Section 6.9 from and against all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN

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ANY WAY OR TO ANY EXTENT CAUSED BY OR ARISING OUT OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY, except to the extent such claims, losses or liabilities are proximately caused by such indemnified party’s individual gross negligence or willful misconduct.

(b) Grantors jointly and severally will upon demand pay to the Secured Party the amount of all costs and expenses, including the fees and disbursements of the Secured Party’s counsel and of any experts and agents, that the Secured Party may incur in connection with:

(i) the transactions that give rise to this Agreement;

(ii) the preparation of this Agreement and the perfection and preservation of this security interest created under this Agreement;

(iii) the administration of this Agreement;

(iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral;

(v) the exercise or enforcement of any right of the Secured Party hereunder; or

(vi) the failure by any Grantor to perform or observe any of the provisions hereof.

Section 6.7. Non-Judicial Remedies. In granting to the Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, to the extent permitted by applicable Law, Grantor waives, renounces and knowingly relinquishes any legal right that might otherwise require the Secured Party to enforce its rights by judicial process and confirms that such remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. The Secured Party may, however, in its discretion, resort to judicial process.

Section 6.8. Limitation on Duty of the Secured Party in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, the Secured Party shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Secured Party shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if such Collateral is accorded treatment substantially equal to which that it accords its own property, and the Secured Party shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Secured Party in good faith.

Section 6.9. Appointment of Other Agents. At any time, in order to comply with any legal requirement in any jurisdiction, the Secured Party may appoint any bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Secured Party, or to act as separate agent or agents on behalf of the Secured Party, with such power and authority as may be necessary for the effective operation of the provisions hereof and may be specified in the instrument of appointment.

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ARTICLE VII

Miscellaneous

Section 7.1. Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent in the manner provided in the Credit Agreement, if to the Secured Party or to a Grantor that is a party to the Credit Agreement, to the address set forth in the Credit Agreement and, for any other Grantor, to the address specified opposite its name on Schedule 1, or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given as provided in the Credit Agreement for notices given thereunder.

Section 7.2. Amendments and Waivers. Except as provided in Section 4.2(h) or 7.3, no amendment of this Agreement shall be effective unless it is in writing and signed by Grantor and the Secured Party, and no waiver of this Agreement or consent to any departure by Grantor herefrom shall be effective unless it is in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for that given and to the extent specified in such writing. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals required in the Credit Agreement. No such amendment shall bind any Grantor not a party thereto, but no such amendment with respect to any Grantor shall require the consent of any other Grantor.

Section 7.3. Additional Grantors. Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A:

(a) such Person shall become a Grantor hereunder, each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Person, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Person, and

(b) Schedule 2 attached to such security agreement supplement shall be incorporated into and become a part of and supplement Schedule 2 hereto, and the Secured Party may attach such supplemental schedule to such Schedule; and each reference to such Schedule shall mean and be a reference to such Schedule as supplemented pursuant to such supplement.

Section 7.4. Preservation of Rights. No failure on the part of the Secured Party or any other Beneficiary to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Party provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.

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Section 7.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.6. Survival. Each representation and warranty, covenant and other obligation of Grantor herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Loan Document and the creation of the Secured Obligations.

Section 7.7. Binding Effect and Assignment. This Agreement shall:

(a) be binding on Grantor and its successors, and

(b) inure, together with all rights and remedies of the Secured Party hereunder, to the benefit of the Secured Party and the other Beneficiaries and their respective successors, transferees and assigns.

Without limiting the generality of the foregoing, the Secured Party and any other Beneficiary may (except as otherwise provided in any Loan Document) pledge, assign or otherwise transfer any right under any Loan Document to any other Person, and such other Person shall thereupon become vested with all benefits in respect thereof granted herein or otherwise. No right or duty of Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Secured Party.

Section 7.8. Release of Collateral; Termination.

(a) Upon any sale, lease, transfer or other disposition of any Collateral of Grantor in accordance with the Loan Documents (other than sales of Inventory in the ordinary course of business), the Secured Party will, at Grantor’s expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby; provided that:

(i) at the time of such request and such release no Default shall have occurred and be continuing;

(ii) Grantor shall have delivered to the Secured Party, at least 10 Business Days prior to the date of the proposed release (or by such lesser notice as the Secured Party may approve), a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Secured Party and a certificate of Grantor to the effect that the transaction is in compliance with the Loan Documents and such other matters as the Secured Party may request; and

(iii) if any Loan Document provides for any application of the proceeds of any such sale, lease, transfer or other disposition, or any payment to be made, in connection therewith, such proceeds shall have been applied or payment made as provided therein.

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(b) Upon, and only upon the indefeasible payment and satisfaction in full in cash of the Secured Obligations and the termination or expiration of all Commitments of the Lenders under the Credit Agreement and all Swap Contracts in accordance with the terms thereof, this Agreement and the security interest created hereby shall terminate, all rights in the Collateral shall revert to Grantors and the Secured Party, at a Grantor’s request and at its expense, will:

(i) return to Grantor such of Grantor’s Collateral in the Secured Party’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and

(ii) execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

No Grantor is authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection with this Agreement without the prior written consent of the Secured Party, subject to Grantors’ rights under Sections 9-509(d)(2) and 9-518 of the UCC. Notwithstanding the foregoing, Sections 6.6 and 7.9 shall survive the termination of this Agreement.

Section 7.9. Limitation on Interest. The Beneficiaries and Grantor intend to contract in strict compliance with applicable usury law from time to time in effect. Notwithstanding anything to the contrary herein or in any other Loan Document, this Agreement shall never be construed as a contract obligating Grantor to pay interest in excess of the maximum amount of interest permitted by applicable law from time to time in effect, and Grantor shall have no liability hereunder to pay interest in excess of such maximum amount. The Beneficiaries expressly disavow any intention to charge or collect excessive unearned interest or finance charges if the maturity of any Secured Obligation is accelerated. If the Secured Party shall collect money that is deemed to constitute interest that would otherwise increase the amount of interest paid by Grantor to an amount in excess of that permitted by applicable law in effect at the relevant time, all such excess money deemed to constitute interest in excess of such legal limit shall be promptly returned to Grantor. In determining whether the interest paid or payable by Grantor, under any specific circumstance exceeds the maximum interest permitted under applicable law, the Beneficiaries shall, to the greatest extent permitted by applicable law: (a) characterize any non principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary payments and the effects thereof and (c) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Loan Documents evidencing the Secured Obligations in accordance with the maximum amounts outstanding from time to time thereunder and the maximum legal rates of interest from time to time in effect under applicable law in order lawfully to charge the maximum amount of interest permitted under applicable law. If applicable law provides for an interest ceiling under Section 303 of the Texas Finance Code, as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the applicable law permitting the greatest interest shall apply. The term “applicable law” means the Laws of the State of Texas or the Laws of the United States of America, whichever allow the greater interest, as in effect from time to time.

26	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 7.11. Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements between the parties hereto.

Section 7.12. Counterparts; Facsimile. This Agreement may be separately executed in any number of counterparts, all of that when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly delivered by facsimile or other electronic transmission of an executed counterpart of the signature page hereof.

Section 7.13. Acceptance by the Beneficiaries. By their acceptance of the benefits hereof, the Beneficiaries shall be deemed to have agreed to be bound hereby and to perform any obligation on their part set forth herein.

[Remainder of Page Intentionally Left Blank]

27	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

IN WITNESS WHEREOF, Grantor has executed and delivered this Agreement as of the date first-above written.

CHESAPEAKE OILFIELD OPERATING, L.L.C.	THUNDER OILFIELD SERVICES, L.L.C.

By	By
Name:	Name:
Title:	Title:

NOMAC DRILLING, L.L.C.	PERFORMANCE TECHNOLOGIES, L.L.C.

By	By
Name:	Name:
Title:	Title:

COMPASS MANUFACTURING, L.L.C.	PTL PROP SOLUTIONS, L.L.C.

By	By
Name:	Name:
Title:	Title:

MID-STATES OILFIELD MACHINE LLC	CHK DIRECTIONAL DRILLING, L.L.C.

By	By
Name:	Name:
Title:	Title:

HODGES TRUCKING COMPANY, L.L.C.	OILFIELD TRUCKING SOLUTIONS, L.L.C.

By	By
Name:	Name:
Title:	Title:

GREAT PLAINS OILFIELD RENTAL, L.L.C.	KEYSTONE ROCK & EXCAVATION, L.L.C.

By	By
Name:	Name:
Title:	Title:

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

BANK OF AMERICA, N.A., as Secured Party

By
Name:
Title:

2	[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

SCHEDULE 1

to

SECURITY AGREEMENT

Address for Notices and Jurisdiction of Organization

Name of Grantor	Type of Organization	Jurisdiction of Organization	Address for Notices

CHESAPEAKE OILFIELD OPERATING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

THUNDER OILFIELD SERVICES, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

NOMAC DRILLING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

PERFORMANCE TECHNOLOGIES, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

COMPASS MANUFACTURING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

PTL PROP SOLUTIONS, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

MID-STATES OILFIELD MACHINE LLC	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

CHK DIRECTIONAL DRILLING, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

HODGES TRUCKING COMPANY, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

OILFIELD TRUCKING SOLUTIONS, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

GREAT PLAINS OILFIELD RENTAL, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

KEYSTONE ROCK & EXCAVATION, L.L.C.	Limited Liability Company	Oklahoma	6100 North Western Ave., Oklahoma City, OK 73118

RENSCO OFFSHORE DRILLING SERVICES, LLC	Limited Liability Company	Texas	6100 North Western Ave., Oklahoma City, OK 73118

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

SCHEDULE 1

to

SECURITY AGREEMENT (Continued)

Other Names in the Past 5 Years

Nomac Drilling, L.L.C. from 5-1-08 to the present

Nomac Drilling Corporation from 2-7-11 to 5-1-08

Nomac 100 Corp. merged into Nomac Drilling Corporation eff. 9-27-06

Forrest Rig Company, L.L.C. merged into Nomac Drilling, L.L.C. eff. 3-1-11

Forrest Top Drive, L.L.C. merged into Nomac Drilling, L.L.C. eff. 3-1-11

Bronco Drilling Company, Inc. merged into Nomac Drilling, L.L.C. eff. 7-12-11

Bronco Exploration and Production LLC merged into Nomac Drilling, L.L.C. eff. 9-21-11

Bronco MENA Management LLC merged into Nomac Drilling, L.L.C. eff. 9-21-11

Bronco MENA Services LLC merged into Nomac Drilling, L.L.C. eff. 9-21-11

Hays Trucking, Inc. d/b/a Clydesdale Trucking merged into Nomac Drilling, L.L.C. eff. 9-21-11

Saddleback Drilling, L.L.C. merged into Nomac Drilling, L.L.C. eff. 9-21-11

Saddleback Properties, L.L.C. merged into Nomac Drilling, L.L.C. eff. 9-21-11

Performance Technologies, L.L.C. from 10-7-10 to the present

PTL Performance Technologies, L.L.C. d/b/a in several states

Mid-States Oilfield Machine LLC from 3-8-05 to the present

Mid-States Oilfield Supply as a trade name from 1-14-09 to the present

Hodges Trucking Company, L.L.C. from 9-28-06 to the present

Hodges Trucking Company from 1-23-87 to 9-28-06

Hodges Oilfield Company merged into Hodges Trucking Company eff. 9-27-06

Hodges Holding Company, Inc. merged into Hodges Trucking Company eff. 9-27-06

Great Plains Oilfield Rental, L.L.C. from 1-16-07 to the present

MidCon Services, L.L.C. from 9-14-06 to 1-16-07

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

SCHEDULE 2

to

SECURITY AGREEMENT

Scheduled Collateral

INDEBTEDNESS

None.

DEPOSIT ACCOUNTS

Owner	Account Type	Bank	Account Number
Chesapeake Oilfield Services, L.L.C.	Checking - Operating	Comerica
Chesapeake Oilfield Services, L.L.C.	Checking - Disbursement	Comerica
Chesapeake Oilfield Operating, L.L.C.	Checking -Operating	Comerica
Chesapeake Oilfield Operating, L.L.C.	Checking - Disbursement	Comerica
PTL Prop Solutions, L.L.C.	Checking -Operating	Comerica
PTL Prop Solutions, L.L.C.	Checking - Disbursement	Comerica
Mid-States Oilfield Supply	Checking -Operating	Comerica
Mid-States Oilfield Supply	Checking -Disbursement	Comerica
Mid-States Oilfield Machine LLC	Checking -Operating	Comerica
Mid-States Oilfield Machine LLC	Checking - Disbursement	Comerica
Performance Technologies, L.L.C.	Checking -Operating	Comerica
Performance Technologies, L.L.C.	Checking - Disbursement	Comerica
Oilfield Trucking Solutions, L.L.C.	Checking -Operating	Comerica
Oilfield Trucking Solutions, L.L.C.	Checking - Disbursement	Comerica
Compass Manufacturing, L.L.C.	Checking -Operating	Comerica
Compass Manufacturing, L.L.C.	Checking - Disbursement	Comerica
Nomac Drilling, L.L.C.	Checking -Operating	Comerica
Nomac Drilling, L.L.C.	Checking - Disbursement	Comerica
Thunder Oilfield Services, L.L.C.	Checking -Operating	Comerica
Thunder Oilfield Services, L.L.C	Checking - Disbursement	Comerica
Hodges Trucking Company, L.L.C.	Checking -Operating	Comerica
Hodges Trucking Company, L.L.C.	Checking - Disbursement	Comerica
Great Plains Oilfield Rental, L.L.C.	Checking -Operating	Comerica
Great Plains Oilfield Rental, L.L.C.	Checking - Disbursement	Comerica
Keystone Rock & Excavation, L.L.C.	Checking -Operating	Comerica
Keystone Rock & Excavation, L.L.C.	Checking - Disbursement	Comerica
CHK Directional Drilling, L.L.C.	Checking -Operating	Comerica
CHK Directional Drilling, L.L.C.	Checking - Disbursement	Comerica
Hawg Hauling & Disposal, LLC	Checking - Operating	Comerica
Chesapeake Oilfield Operating, L.L.C.	Investment	BofA

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

Owner	Account Type	Bank	Account Number
Nomac Drilling, L.L.C.	Checking - Field Office	Comerica
Nomac Drilling, L.L.C.	Checking - Field Office	Comerica
Hawg Hauling & Disposal, LLC	Checking - Field Office	Comerica
Nomac Drilling, L.L.C.	Checking - Field Office	Comerica
Nomac Drilling, L.L.C.	Checking - Field Office	Comerica
Nomac Drilling, L.L.C.	Checking - Field Office	Comerica
Oilfield Trucking Services, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica
Hodges Trucking Company, L.L.C.	Checking - Field Office	Comerica

Owner	Account Type	Bank	Account Number
Performance Technologies, L.L.C.	Checking - Payroll	Wells
Nomac Drilling, L.L.C.	Checking - Payroll	Wells
Hawg Hauling & Disposal LLC	Checking - Payroll	Wells
Keystone Rock & Excavation, L.L.C.	Checking - Payroll	Wells
Great Plains Oilfield Rental, L.L.C.	Checking - Payroll	Wells
Hodges Trucking Company, L.L.C.	Checking - Payroll	Wells
Chesapeake Oilfield Services, L.L.C.	Checking - Payroll	Wells
CHK Directional Drilling, L.L.C.	Checking - Payroll	Wells
Oilfield Trucking Solutions, L.L.C.	Checking - Payroll	Wells
Thunder Oilfield Services, L.L.C.	Checking - Payroll	Wells
Compass Manufacturing, L.L.C.	Checking - Payroll	Wells

EQUIPMENT

See Attached Annex I.

EQUITY INTERESTS AND RELATED MATTERS

Grantor	Company	Cert. No.	# of Common Units	Percentage of Equity Interest Pledged
Chesapeake Oilfield Operating, L.L.C.	Thunder Oilfield Services, L.L.C.	n/a	1,000	100%
Chesapeake Oilfield Operating, L.L.C.	Nomac Drilling, L.L.C.	n/a	1,000	100%
Chesapeake Oilfield Operating, L.L.C.	Performance Technologies, L.L.C.	n/a	1,000	100%

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

Chesapeake Oilfield Operating, L.L.C.	Compass Manufacturing, L.L.C.	n/a	1,000	100%
Performance Technologies, L.L.C.	PTL Prop Solutions, L.L.C.	n/a	1,000	100%
Nomac Drilling, L.L.C.	Mid-States Oilfield Machine LLC	n/a	1,000	100%
Nomac Drilling, L.L.C.	CHK Directional Drilling, L.L.C.	n/a	1,000	100%
Thunder Oilfield Services, L.L.C.	Hodges Trucking Company, L.L.C.	n/a	1,000	100%
Thunder Oilfield Services, L.L.C.	Oilfield Trucking Solutions, L.L.C	n/a	1,000	100%
Thunder Oilfield Services, L.L.C.	Great Plains Oilfield Rental, L.L.C.	n/a	1,000	100%
Thunder Oilfield Services, L.L.C.	Keystone Rock & Excavation, L.L.C.	n/a	1,000	100%
CHK Directional Drilling, L.L.C.	RENSCO Offshore Drilling Services, LLC	n/a	1,000	100%

LETTER OF CREDIT RIGHTS

None.

SECURITIES ACCOUNTS

None.

COMMERCIAL TORT CLAIMS

None.

[Chesapeake Oilfield Operating, L.L.C. – Security Agreement]

ANNEX I

to

SCHEDULE 2

to

SECURITY AGREEMENT

Scheduled Collateral

EQUIPMENT

EXHIBIT A

to

SECURITY AGREEMENT

FORM OF GRANTOR ACCESSION AGREEMENT

                 , 20

BANK OF AMERICA, N.A.,

as the Secured Party for the Beneficiaries referred to

  in the Security Agreement referred to below

Attn:

Ladies and Gentlemen:

The undersigned refers to:

(i) the Credit Agreement dated as of November 3, 2011 (as from time to time amended, supplemented and restated, the “Credit Agreement”) among CHESAPEAKE OILFIELD OPERATING, L.L.C., an Oklahoma limited liability company, the Lenders party thereto, and you, as administrative agent, and

(ii) the Security Agreement dated as of November 3, 2011 (as from time to time amended, supplemented and restated, the “Security Agreement”) made by the Grantors from time to time party thereto in your favor for the benefit of the Beneficiaries.

Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned grants to you, for the benefit of the Beneficiaries, a security interest in all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including the property of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Agreement and the Security Agreement secures the payment of the Secured Obligations. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by any Loan Party to any Beneficiary but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Information Relating to the Undersigned. The undersigned is an entity of the type specified on Schedule 1 and is organized under the laws of the jurisdiction specified on Schedule 1 and its address for notices is specified on Schedule 1. Its organizational identification number, if any, is set forth in Schedule 1.

SECTION 4. Supplement to Security Agreement Schedule 2. The undersigned has attached hereto a supplemental Schedule 2 to Schedule 2 to the Security Agreement, and the undersigned certifies, as of the date first-above written, that such supplemental schedule has been prepared by the undersigned in substantially the form of Schedule to the Security Agreement and is true and complete.

SECTION 5. Representations, Warranties, Agreements and Waivers. The undersigned as of the date hereof makes each representation, warranty agreement (including indemnification agreements) waiver and acknowledgment set forth in the Security Agreement (as supplemented by the attached supplemental schedules).

SECTION 6. Obligations Under the Security Agreement. As of the date first-above written, the undersigned joins the Security Agreement as a party thereto and as a Grantor thereunder and agrees to be bound by all of the terms and provisions of the Security Agreement. As of the date first-above written, each reference in the Security Agreement to a “Grantor” shall also mean and be a reference to the undersigned.

SECTION 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the jurisdiction whose laws the Security Agreement provides will govern such agreement.

Very truly yours,

[GRANTOR]

By
Name:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST-ABOVE STATED.

BANK OF AMERICA, N.A.

By
Name:
Title:

SCHEDULE 1

to

SECURITY AGREEMENT SUPPLEMENT

Address for Notices and Jurisdiction of Organization

Name of Grantor	Type of Organization	Jurisdiction of Organization	Address for Notices

SCHEDULE 2

to

SECURITY AGREEMENT SUPPLEMENT

Scheduled Collateral INDEBTEDNESS

*[List]

DEPOSIT ACCOUNTS

[List]

EQUIPMENT

*[List]

EQUITY INTERESTS AND RELATED MATTERS

[Include descriptions of equity, percentage ownership and any shareholder, voting, operating or similar agreements.]

LETTER OF CREDIT RIGHTS

[List] SECURITIES

ACCOUNTS [List]

COMMERCIAL TORT CLAIMS

[List]

EXHIBIT B

to

SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT is made as of                     , 20    , by the Person listed on the signature page hereof (“Grantor”), in favor of BANK OF AMERICA, N.A., as agent under the Credit Agreement (the “Agent”) for the benefit of the Beneficiaries.

RECITALS

A. Grantor owns certain intellectual property.

B. Grantor and the Secured Party, together with the lenders party thereto are parties to a Credit Agreement of even date herewith (the “Credit Agreement”).

C. Pursuant to the Security Agreement of even date herewith (the “Security Agreement”; capitalized terms used herein and not otherwise defined have the respective meaning specified in the Security Agreement) of Grantor and certain other grantors of security interests in favor of the Secured Party, Grantor has granted to Grantee for the benefit of the Beneficiaries a continuing security interest in certain assets of Grantor, including all right, title and interest of Grantor in, to and under the Intellectual Property Collateral whether now owned or existing or hereafter acquired or arising, to secure the Secured Obligations.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of that the parties acknowledge, Grantor agrees as follows:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of that are hereby acknowledged, Grantor does hereby grant to the Secured Party, to secure the Secured Obligations, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Intellectual Property Collateral”), whether now owned or existing or hereafter acquired or arising:

(a) each Copyright in which Grantor has any interest; (b) each Patent in which Grantor has any interest;

(c) each Trademark in which Grantor has any interest;

(d) each Intellectual Property License to which Grantor is a party; and

(e) all proceeds of and revenues from the foregoing, including all proceeds of and revenues from any claim by Grantor against third parties for past, present or future infringement of any of the foregoing, and all rights and benefits of Grantor under any Intellectual Property License.

“Copyright” means any the following:

(a) any copyright under the laws of any country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all intellectual property rights to works of authorship (whether or not published), and all application for copyrights under the laws of any country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or other country, or any political subdivision thereof, including those described under the heading “Copyrights” on Schedule 1;

(b) any reissue, renewal or extension thereof;

(c) any claim for, or right to sue for, past or future infringement of any of the foregoing; and

(d) any income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Intellectual Property License” means any license or other agreement, whether now or hereafter in existence, under which is granted or authorized any right:

(a) to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence;

(b) with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence; or

(c) to use any Trademark,

in each case including the agreements described under the heading “Intellectual Property Licenses on Schedule 1 hereto.

“Patent” means any the following:

(a) any letter patent and design letter patent of any country and all applications for letters patent and design letters patent of any country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or other country, or any political subdivision thereof, including those described under the heading “Patents” on Schedule 1 hereto;

(b) any reissue, division, continuation, continuation-in-part, renewal or extension thereof;

(c) any claim for, or right to sue for, past or future infringement of any of the foregoing; and

(d) any income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Trademark” means any of the following:

(a) any trademark, trade name, corporate name, company name, business name, fictitious business name, trade style, service mark, logo, brand name, trade dress, domain name, design, slogan, print or label on which any of the foregoing have appeared or appear, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing that arise under applicable law;

(b) the goodwill of the business symbolized thereby or associated with each of them;

(c) any registration or application in connection therewith, including any registration or application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any other country, or any political subdivision of any thereof, including those described under the heading “U.S. Trademark Registrations and Applications” on Schedule 1 hereto;

(d) any reissue, extension or renewal thereof;

(e) any claim for, or right to sue for, past or future infringements of any of the foregoing; and

(f) any income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof;

provided that Trademarks shall not include any United States intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law.

Grantor irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full power and authority in the name of Grantor or in its name, from time to time, in the Secured Party’s discretion, so long as any Default or Event of Default (as defined in the Credit Agreement) has occurred and is continuing, to take with respect to the Intellectual Property Collateral any and all appropriate action that Grantor might take with respect to the Intellectual Property Collateral and to execute any and all documents and instruments that may be necessary or desirable to carry out the terms of this Intellectual Property Security Agreement and to accomplish the purposes hereof.

Except to the extent expressly allowed in the Security Agreement, Grantor shall not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Intellectual Property Collateral.

This security interest is granted in conjunction with the security interests granted to the Secured Party pursuant to the Security Agreement. The rights and remedies of the Secured Party with respect to the security interest in the Intellectual Property Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

IN WITNESS WHEREOF, Grantor has caused this Intellectual Property Security Agreement to be duly executed by its officer thereunto duly authorized as of the              day of             , 20    .

*[NAME OF GRANTOR]

By
Name:
Title:

Acknowledged:

BANK OF AMERICA, N.A.

By
Name:
Title:

Schedule 1

to

INTELLECTUAL PROPERTY SECURITY AGREEMENT

COPYRIGHTS

*[List]

PATENTS

A.	U.S. Patents and Design Patents

I.D. No.	Patent No.	Issue Date	Title
*[List]

B.	U.S. Patent Applications

Serial No.	Date Filed	Title
*[List]

C.	Foreign Patents

I.D. No.	Patent No.	Issue Date	Title
*[List]

U.S. TRADEMARK REGISTRATIONS AND APPLICATIONS

A.	U.S. Trademarks and Trademark Registrations

Trademark	Registration No.	Registration Date
*[List]

B.	U.S. Trademark Applications

Trademark	Application No.	Filing Date
*[List]

INTELLECTUAL PROPERTY LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter
*[List]